UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WEBMD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 23, 2004

To WebMD Stockholders:

      NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of WebMD Corporation will be held at 9:30 a.m., Eastern time, on September 23, 2004 at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, for the following purposes:

1. To elect two Class III directors of WebMD, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal; and

2. To consider and vote on a proposal to approve amendments to WebMD’s Eleventh Amended and Restated Certificate of Incorporation and to the Certificate of Designations of WebMD’s Convertible Redeemable Exchangeable Preferred Stock (i) to provide that holders of the Convertible Redeemable Exchangeable Preferred Stock will have the right to vote, together with the holders of WebMD’s common stock on an as converted to common stock basis, on matters that are put to a vote of the holders of the common stock, (ii) to provide that WebMD will not, without the prior approval of holders of 75% of the shares of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock, create any other class or series of capital stock that ranks senior to the Convertible Redeemable Exchangeable Preferred Stock or create any class or series of capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock, and (iii) to insert a sentence reciting the total number of shares of capital stock of WebMD that the corporation is authorized to issue; and

3. To consider and vote on a proposal to approve amendments to WebMD’s Eleventh Amended and Restated Certificate of Incorporation and to the Certificate of Designations of WebMD’s Convertible Redeemable Exchangeable Preferred Stock to reduce the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock from 5,000,000 to 10,000; and

4. To consider and vote on a proposal to approve amendments to WebMD’s Eleventh Amended and Restated Certificate of Incorporation that clarify the authority of WebMD’s Board of Directors to designate and authorize the issuance of one or more new series of preferred stock with voting powers by creating a new class of 4,990,000 shares of preferred stock describing such authority with specificity; and

5. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

      Adoption of the amendments contemplated by Proposals 3 and 4 are conditioned on approval of both of those Proposals and on approval of Proposal 2. Adoption of the amendments contemplated by Proposal 2 are not, however, conditioned on approval of any other Proposal.

      If Proposal 2 is approved by our stockholders, or if Proposals 2, 3 and 4 are all approved by our stockholders, we plan to file a Certificate of Amendment to our Eleventh Amended and Restated Certificate of Incorporation. Included as Annex D to the attached Proxy Statement is the form that this Certificate of Amendment would take if Proposal 2 is approved by our stockholders, but either or both of Proposals 3 and 4 are not. Included as Annex E to the attached Proxy Statement is the form that this Certificate of Amendment would take if Proposals 2, 3 and 4 are all approved by our stockholders.

      Only stockholders of record at the close of business on August 6, 2004 will be entitled to vote at this meeting. The stock transfer books will not be closed.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

By Order of the Board of Directors
of WebMD Corporation

Charles A. Mele
Executive Vice President,
General Counsel and Secretary

Elmwood Park, New Jersey

August 13, 2004

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROXY STATEMENT
PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING
VOTING RIGHTS AND RELATED MATTERS
SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSALS 2, 3 AND 4: THE CHARTER AMENDMENT PROPOSALS
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
MISCELLANEOUS
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of expressions such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are, or may be deemed to be, forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. Information about important risks and uncertainties that could affect future results, causing these results to differ materially from those expressed in our forward-looking statements, can be found in our other Securities and Exchange Commission filings. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 23, 2004

      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of WebMD Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors from holders of outstanding shares of our common stock, par value $0.0001 per share, for use at our Annual Meeting of Stockholders to be held on September 23, 2004, at 9:30 a.m., Eastern time, at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, and at any adjournment or postponement thereof. The date of this Proxy Statement is August 13, 2004 and it and a form of proxy are first being mailed or otherwise delivered to stockholders on or about August 18, 2004.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

      The following proposals will be considered and voted on at the Annual Meeting:

•	Proposal 1: Election of two Class III directors of WebMD, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal. The two nominees are:

Mark J. Adler, M.D.
Herman Sarkowsky

•	Proposal 2: A proposal to approve amendments to our Eleventh Amended and Restated Certificate of Incorporation and to the Certificate of Designations of our Convertible Redeemable Exchangeable Preferred Stock (in this Proxy Statement, we refer to those two Certificates as the WebMD Charter), as set forth in Annexes D and E to this Proxy Statement, (a) to provide that holders of the Convertible Redeemable Exchangeable Preferred Stock will have the right to vote, together with the holders of our common stock on an as-converted to common stock basis, on matters that are put to a vote of the holders of the common stock, (b) to provide that we will not, without the prior approval of holders of 75% of the shares of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock, create any other class or series of capital stock that ranks senior to the Convertible Redeemable Exchangeable Preferred Stock or create any class or series of capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock, and (c) to insert a sentence reciting the total number of shares of capital stock of WebMD that the corporation is authorized to issue.

•	Proposal 3: A proposal to approve amendments to the WebMD Charter to reduce the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock from 5,000,000 to 10,000, as set forth in Annex E to this Proxy Statement.

•	Proposal 4: A proposal to approve amendments to the WebMD Charter to clarify the authority of WebMD’s Board of Directors to designate and authorize the issuance of one or more new series of preferred stock with voting powers by creating a new class of

4,990,000 shares of preferred stock describing such authority with specificity, as set forth in Annex E to this Proxy Statement.

Proposals 2, 3 and 4 are sometimes referred to in this Proxy Statement as the Charter Amendment Proposals.

      Our Board of Directors recommends a vote “FOR” the election of each the nominees for director listed in Proposal 1 and “FOR” each of Proposals 2, 3 and 4.

      As more fully described in “Proposals 2, 3 and 4 — The Charter Amendment Proposals — Background of and Reasons for the Charter Amendment Proposals” below, we are seeking the approval of our stockholders of the amendments to the WebMD Charter contemplated by Proposal 2 because we agreed, in the purchase agreement between WebMD and the purchaser of the Convertible Redeemable Exchangeable Preferred Stock, to use our reasonable best efforts to amend the WebMD Charter to provide the voting powers contemplated by Proposal 2. The effects of the amendments in Proposal 2, which are described more fully in “Proposals 2, 3 and 4 — The Charter Amendment Proposals — Effects of the Charter Amendment Proposals,” are that holders of the 10,000 shares of Convertible Redeemable Exchangeable Preferred Stock will have the right to cast an aggregate of 10,638,297 votes on matters that are put to a vote of holders of WebMD common stock and have the class voting rights described above. Also as described more fully in “Proposals 2, 3 and 4 — The Charter Amendment Proposals,” the intent of the changes to the language of the WebMD Charter contemplated by Proposals 3 and 4 is to make explicit the authority that our Board of Directors was intended to have, under the existing language of the WebMD Charter, with respect to the issuance of preferred stock. However, our Board of Directors has determined not to exercise such authority except: (1) if Proposals 3 and 4 are approved or (2) based on an opinion of counsel that, with respect to any particular authorization of preferred stock, the Board may validly take such action. If approved, Proposals 3 and 4:

•	would not result in any change in the total number of authorized shares of capital stock of WebMD from what is currently authorized,

•	would not result in any change in the number of outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock, and

•	would not result in any change in the total number of authorized shares of all classes of preferred stock from what is currently authorized.

      We have no plans, proposals or arrangements, written or otherwise, at this time to issue for any corporate purpose any of the shares of preferred stock that will be available for issuance if Proposals 3 and 4 are approved by our stockholders.

      The Charter Amendment Proposals are separated into Proposal 2, Proposal 3 and Proposal 4 to allow our stockholders to focus on each proposed change to the language of the WebMD Charter. However, adoption of the amendments to the WebMD Charter proposed by each of Proposals 3 and 4 is conditioned on approval of both of those Proposals and upon approval of Proposal 2. Proposal 2 is not, however, conditioned upon approval of any other Proposal. This means that:

•	if our stockholders fail to approve any one of Proposals 2, 3 and 4, then none of the amendments to the WebMD Charter contemplated by Proposals 3 and 4 will become effective, even if our stockholders approve the other Proposals; and

•	the amendments to the WebMD Charter contemplated by Proposal 2 will, if Proposal 2 is approved, become effective even if one or both of Proposals 3 and 4 are not approved.

VOTING RIGHTS AND RELATED MATTERS

      Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive prior to the vote at the Annual Meeting and that are not revoked will be voted (or withheld from voting, as the case may be) at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, as follows:

•	FOR the election of each of the nominees for director listed below in Proposal 1;

•	FOR the amendments to the WebMD Charter to provide voting powers to holders of the Convertible Redeemable Exchangeable Preferred Stock and to insert a sentence reciting the total number of shares of capital stock authorized for issuance under the WebMD Charter, as set forth in Annexes D and E to this Proxy Statement;

•	FOR the amendments to the WebMD Charter to reduce the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock from 5,000,000 to 10,000, as set forth in Annex E to this Proxy Statement; and

•	FOR the amendments to the WebMD Charter to clarify the authority of WebMD’s Board of Directors to designate and authorize the issuance of new series of preferred stock with voting powers by creating a new class of 4,990,000 shares of preferred stock describing such authority with specificity, as set forth in Annex E to this Proxy Statement.

As described under “Proposals to Be Considered at the Annual Meeting” above, Proposals 3 and 4 also require the approval of each other and of Proposal 2 to become effective.

      A stockholder may revoke a proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering to the Secretary of WebMD, at the address set forth above, prior to the vote at the Annual Meeting, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

•	signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting, or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares.

      Our Board of Directors does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their judgment.

Record Date and Outstanding Shares

      Our Board of Directors has fixed the close of business on August 6, 2004 as the record date for the determination of our stockholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our stock at the close of business on the record date are entitled to notice of and to vote at the meeting.

      As of the close of business on the record date, there were 312,548,771 shares of our common stock outstanding and entitled to vote held of record by approximately 4,400 stockholders, although we believe that there are approximately 90,000 beneficial owners of our common stock.

      As of the close of business on the record date, there were 10,000 shares of the Convertible Redeemable Exchangeable Preferred Stock outstanding, all of which are owned by CalPERS/PCG Corporate Partners, LLC. As more fully described under “Vote and Quorum Required” below, the Convertible Redeemable Exchangeable Preferred Stock has separate class votes on Proposal 2 and Proposal 3, requiring approval from a majority of the outstanding shares of the Convertible Redeemable

Exchangeable Preferred Stock, voting as a separate class. CalPERS/PCG Corporate Partners has agreed to vote all of the outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock in favor of Proposals 2 and 3. The Convertible Redeemable Exchangeable Preferred Stock does not have any right to vote, at the Annual Meeting, on any other Proposal and does not have any right to vote, at the Annual Meeting, together with the common stock on Proposal 2 or Proposal 3.

      No other voting securities of WebMD are outstanding.

Vote and Quorum Required

      Holders of our common stock are entitled to one vote for each share held as of the record date. Votes may be cast either in person or by properly executed proxy.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented and even though the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (sometimes referred to as a broker non-vote). If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      Proposal 1 — Election of Directors. Election of directors is by a plurality of the votes cast at the Annual Meeting with respect to such election. Accordingly, the two nominees receiving the greatest number of votes for their election will be elected. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for a nominee will result in that nominee receiving fewer votes for election.

      Proposals 2, 3 and 4 — Charter Amendment Proposals. With respect to each of Proposals 2, 3 and 4, the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the record date is required to approve the Proposals. An abstention or broker non-vote with respect to any of these Proposals will have the same effect as a vote against such Proposal because it is one less vote for approval. As described under “Proposals to Be Considered at the Annual Meeting” above, Proposals 3 and 4 also require the approval of each other and of Proposal 2 to become effective.

      Although a separate class vote of the Convertible Redeemable Exchangeable Preferred Stock is not required with respect to Proposal 2 pursuant to Delaware law or the terms of the WebMD Charter, we have agreed with CalPERs/PCG Corporate Partners, LLC, the purchaser of the Convertible Redeemable Exchangeable Preferred Stock, to a contractual requirement for approval from a majority of the outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock, voting as a separate class. Accordingly, we are seeking that approval at the Annual Meeting, in addition to seeking the approval of Proposal 2 by the holders of a majority of the outstanding shares of our common stock. In addition, with respect to Proposal 3, the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock outstanding as of the record date, voting separately as a class, is required under Delaware law. As of the close of business on the record date, all outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock were held by CalPERs/PCG Corporate Partners. CalPERS/PCG Corporate Partners has agreed to vote all of the outstanding shares of Convertible Redeemable Exchangeable Preferred Stock in favor of Proposals 2 and 3. The Convertible Redeemable Exchangeable Preferred Stock does not have any right to vote, at the Annual Meeting, on any other Proposal and does not have any right to vote, at the Annual Meeting, together with the common stock on Proposal 2 or Proposal 3.

Expenses of Proxy Solicitation

      We will pay the expenses of soliciting proxies from our stockholders to be voted at the Annual Meeting and the cost of preparing and mailing this Proxy Statement to our stockholders. Following the original mailing of this Proxy Statement and other soliciting materials, we and our agents also may solicit proxies by mail, telephone, facsimile or in person. In addition, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. These officers, directors and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this Proxy Statement and other soliciting materials, we will request brokers, custodians, nominees and other record holders of our common stock to forward copies of this Proxy Statement and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In these cases, we will, upon the request of the record holders, reimburse these holders for their reasonable expenses. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for our Annual Meeting at a cost of approximately $6,500 plus reimbursement of out-of-pocket expenses.

No Appraisal Rights

      Holders of our common stock are not entitled to appraisal rights with respect to the proposals to be considered at the Annual Meeting.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of WebMD common stock, as of August 6, 2004 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of our common stock, by each of our directors, by each of our named executive officers, as described below under “Executive Compensation,” and by all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361.

	Common				Total	Percent of
Name and Address of Beneficial Owner	Stock(1)		Other(2)		Shares	Outstanding(2)

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109	45,738,086	(3)	226,708	(3)	45,964,794	14.7%
Mark J. Adler, M.D.	32,600	(4)	125,583		158,183	*
Thomas P. Apker	16,500	(5)	520,000		536,500	*
Paul A. Brooke	371,667	(6)	99,583		471,250	*
Neil F. Dimick	—		17,500		17,500	*
K. Robert Draughon	37,700	(7)	1,050,001		1,087,701	*
Wayne T. Gattinella	37,830	(7)	450,000		487,830	*
Roger C. Holstein	124,893	(8)	2,987,200		3,112,093	*
Kirk G. Layman	45,281	(9)	1,678,000		1,723,281	*
James V. Manning	859,047	(10)	137,583		996,630	*
Charles A. Mele	232,281	(11)	2,456,900		2,689,181	*
Herman Sarkowsky	533,494	(12)	399,583		933,077	*
Michael A. Singer	9,270,325	(13)	3,250,000		12,520,325	4.0%
Joseph E. Smith	29,250		125,583		154,833	*
Anthony Vuolo	64,729	(14)	1,996,000		2,060,729	*
Martin J. Wygod	7,864,659	(15)	4,612,000		12,476,659	3.9%
All executive officers and directors as a group (19 persons)	19,466,375		20,696,416		40,162,791	12.1%

*	Less than 1%.

(1)	The amounts set forth below for Messrs. Apker, Draughon, Gattinella, Holstein, Layman, Mele, Singer, Vuolo and Wygod include 200 shares allocated to each of them pursuant to the WebMD Corporation Performance Incentive Plan, a retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code (which we refer to in this table as PIP Shares). The amount set forth below for “All executive officers and directors as a group” includes an aggregate of 1,800 PIP Shares. Performance Incentive Plan participants do not have dispositive power with respect to PIP Shares (including vested PIP Shares) until the shares are distributed in accordance with the terms of the Plan. Participants will forfeit all rights with respect to unvested PIP Shares if they leave WebMD for any reason other than death or disability. Generally, one-third of the number of PIP Shares allocated to each participant vests on each December 31 following the allocation. Messrs. Draughon, Gattinella, Holstein, Layman, Mele, Singer and Vuolo are beneficial owners of shares of common stock of WebMD subject to vesting requirements based on continued employment by WebMD (which we refer to as Restricted Stock) in the respective amounts stated in the footnotes below. One-third of the shares of Restricted Stock vest on March 17 of each of 2005, 2006 and 2007. Holders of Restricted Stock have voting power, but not dispositive power, with respect to unvested shares of Restricted Stock.

(2)	Beneficial ownership is determined under the rules and regulations of the SEC, which provide that shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, we have set forth, in the column entitled “Other,” (a) with respect to FMR Corp., the number of shares of WebMD common stock that it has the right to acquire upon conversion of $2,100,000 principal amount of WebMD’s 3 1/4% Convertible Subordinated Notes due 2007 and (b) with respect to each other person listed, the number of shares of WebMD common stock that such person has the right to acquire pursuant to options that are currently exercisable or that will be exercisable within 60 days of August 6, 2004. We have calculated the percentages set forth in the column entitled “Percent of Outstanding” based on the number of shares outstanding as of August 6, 2004 (which was 312,548,771) plus, for each listed person or group, the number of additional shares deemed outstanding, as set forth in the column entitled “Other.”

(3)	The information shown is as of December 31, 2003 and is based upon information disclosed by FMR Corp., Fidelity Management and Research Company, Fidelity Growth Company Fund, Abigail P. Johnson and Edward C. Johnson, 3d in a Schedule 13G filed with the SEC. Such persons reported that FMR Corp. and the other members of the filing group have sole power to dispose or to direct the disposition of 45,964,794 shares of WebMD common stock and sole power to vote or to direct the vote of 544,100 shares of WebMD common stock. Sole power to vote the other shares of WebMD common stock beneficially owned by the filing group resides in the respective boards of trustees of the funds that have invested in the shares. The interest of Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, amounted to 25,929,200 shares of WebMD common stock as of December 31, 2003.

(4)	Represents 10,000 shares held by Dr. Adler, 22,000 shares held by the Adler Family Trust and 600 shares held by Dr. Adler’s son.

(5)	Includes 200 PIP Shares.

(6)	Represents 170,000 shares held by Mr. Brooke and 201,667 shares held by PMSV Holdings LLC, of which Mr. Brooke is the managing member.

(7)	Includes 200 PIP Shares and 37,500 shares of Restricted Stock.

(8)	Represents 40,436 shares held by Mr. Holstein, 957 shares allocated to Mr. Holstein’s account under a 401(k) Plan, 200 PIP Shares and 83,300 shares of Restricted Stock.

(9)	Represents 6,500 shares held by Mr. Layman, 1,081 shares allocated to Mr. Layman’s account under a 401(k) Plan, 200 PIP Shares and 37,500 shares of Restricted Stock.

(10)	Represents 787,800 shares held by Mr. Manning and 71,247 shares held by Synetic Foundation, Inc. (d/b/a WebMD Charitable Fund), a charitable foundation of which Messrs. Manning and Wygod are trustees and share voting and dispositive power.

(11)	Represents 90,975 shares held by Mr. Mele, 1,622 shares allocated to Mr. Mele’s account under a 401(k) Plan, 200 PIP Shares, 37,500 shares of Restricted Stock and 101,984 shares held by the Rose Foundation, a private charitable foundation of which Messrs. Mele and Wygod are trustees and share voting and dispositive power.

(12)	Represents 437,662 shares held by Mr. Sarkowsky and 95,832 shares held by Sarkowsky Family L.P.

(13)	Represents 10,000 shares held by Mr. Singer, 9,171,875 shares held by MAS 1997 Family Limited Partners, the general partner of which is a company controlled by Mr. Singer and the sole limited partner of which is Mr. Singer, 50,750 shares held by MDDS Partnership Limited, the general partner of which is controlled by Mr. Singer and the limited partners of which are Mr. Singer and certain of his family members, 200 PIP Shares and 37,500 shares of Restricted Stock.

(14)	Represents 24,833 shares held by Mr. Vuolo, 1,610 shares allocated to Mr. Vuolo’s account under a 401(k) Plan, 200 PIP Shares, 37,500 shares of Restricted Stock and 586 shares held by Mr. Vuolo’s spouse.

(15)	Represents 7,522,296 shares held by Mr. Wygod, 200 PIP Shares, 5,000 shares held by Mr. Wygod’s spouse, 2,600 shares held by a trust for which Mr. Wygod’s spouse is the trustee, 161,332 shares held by SYNC, Inc., which is controlled by Mr. Wygod, 71,247 shares held by Synetic Foundation, Inc. (d/b/a WebMD Charitable Fund), a charitable foundation of which Messrs. Wygod and Manning are trustees and share voting and dispositive power, and 101,984 shares held by the Rose Foundation, a private charitable foundation of which Messrs. Wygod and Mele are trustees and share voting and dispositive power.

PROPOSAL 1:

ELECTION OF DIRECTORS

      Our Board of Directors currently has nine members. Three of the members are also employees of WebMD: Mr. Holstein, Chief Executive Officer of WebMD; Mr. Singer, Executive Vice President, Physician Software Strategies; and Mr. Wygod, Chairman of the Board. Six of the members are non-employee directors: Dr. Adler and Messrs. Brooke, Dimick, Manning, Sarkowsky and Smith. Our Board of Directors has determined that each of the non-employee directors is also an independent director under applicable SEC rules and NASDAQ Stock Market listing standards. The non-employee directors meet regularly without any employee directors or other WebMD employees present.

      Our Board of Directors is divided into three classes, each of which currently has three directors. At each Annual Meeting, the term of one of the classes of directors expires and WebMD stockholders vote to elect nominees for the directorships in that class for a new three-year term.

      At this year’s Annual Meeting, the terms of the three Class III directors, Mark J. Adler, M.D., Herman Sarkowsky and Michael A. Singer, will expire. The Board of Directors, based on the recommendation of the Nominating Committee of the Board, has nominated Dr. Adler and Mr. Sarkowsky for re-election at the Annual Meeting, to serve for a three-year term expiring at our Annual Meeting in 2007 and until his successor is elected and has qualified or until his earlier resignation or removal. Mr. Singer has decided not to stand for re-election as a director. Effective upon the completion of his term, the authorized number of directors shall be eight.

      The persons named in the enclosed proxy intend to vote for the election of Dr. Adler and Mr. Sarkowsky, unless you indicate on the proxy card that your vote should be withheld.

      Our Board of Directors recommends a vote “FOR” the election of these nominees as directors.

      We have inquired of each nominee and have determined that each will serve if elected. While our Board of Directors does not anticipate that any of the nominees will be unable to serve, if any nominee is not able to serve, proxies will be voted for a substitute nominee unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Information Regarding the Nominees and Continuing Directors

      Biographical information regarding the nominees for election as Class III directors at the Annual Meeting and the incumbent Class I and Class II directors is included below.

Nominees for election as Class III directors for a term expiring 2007:

Mark J. Adler, M.D.	47	Mark J. Adler, M.D., has been a director of WebMD since September 2000. He served as a director of CareInsite, Inc. from 1999 until its acquisition by WebMD in September 2000. Dr. Adler is an oncologist and has been Medical Director of the San Diego Cancer Center since he founded it in 1991 and is a director of the San Diego Cancer Research Institute. He is also President and Chief Executive Officer of the internal medicine and oncology group of Medical Group of North County, which is based in San Diego, California.

Herman Sarkowsky	79	Herman Sarkowsky has been a director of WebMD since November 2000. Mr. Sarkowsky has been President of Sarkowsky Investment Corporation, a private investment company, for more than five years. From 1989 until its merger with WebMD in September 2000, Mr. Sarkowsky also served as a director of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name.

Incumbent Class I directors with a term expiring 2005:

Neil F. Dimick	55	Neil F. Dimick has been a director of WebMD since December 2002. Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002 and as Senior Executive Vice President and Chief Financial Officer and a director of Bergen Brunswig Corporation, a wholesale distributor of pharmaceuticals, for more than five years prior to its merger in 2001 with AmeriSource Health Corporation to form AmerisourceBergen. He also serves as a member of the Boards of Directors of the following companies: Alliance Imaging Inc., a provider of outsourced diagnostic imaging services to hospitals and other health care companies; Thoratec Corporation, a developer of products to treat cardiovascular disease; and Resources Connection, Inc., an international professional services firm that provides outsourced services to companies on a project basis.

Roger C. Holstein	51	Roger C. Holstein has been our Chief Executive Officer since May 2003 and a director since December 2002 and has served in senior executive positions at WebMD and its predecessors since 1997. Mr. Holstein was President of WebMD from October 2002 to May 2003. He served as Chief Executive Officer of WebMD Health, our Portal Services segment, from June 2001 to October 2002 and as a member of WebMD’s Office of the President from September 2001 until October 2002. From October 2000 until June 2001, Mr. Holstein was Executive Vice President, Marketing and Strategic Planning of WebMD. He served as Executive Vice President — Sales & Marketing and a director of CareInsite, Inc. from March 1999 until its acquisition by WebMD in September 2000 and was Executive Vice President — Marketing and Sales of Synetic, Inc. from 1997 to July 1999. From 1991 to 1996, Mr. Holstein was Senior Executive Vice President, Marketing and Sales of Merck-Medco Managed Care, L.L.C., a pharmacy benefits manager, and its predecessors and from 1996 to 1998, he was a special consultant to Merck-Medco.

Joseph E. Smith	65	Joseph E. Smith has been a director of WebMD since September 2000. Mr. Smith was a director of CareInsite, Inc. from 1999 until September 2000. Mr. Smith served in various positions with Warner-Lambert Company, a pharmaceutical company, from March 1989 to September 1997, most recently as Corporate Vice President and a member of the Office of the Chairman and the firm’s Management Committee. Mr. Smith serves on the Board of Directors of Par Pharmaceutical Companies, Inc. a manufacturer and distributor of generic and branded pharmaceuticals, and on the Board of Trustees of the International Longevity Center, a non-profit organization.

Incumbent Class II directors with a term expiring 2006:

Paul A. Brooke	58	Paul A. Brooke has been a director of WebMD since November 2000. Mr. Brooke has been the managing member of PMSV Holdings LLC, a private investment firm, since 1993 and a venture partner of MPM Capital, a venture capital firm specializing in the healthcare industry, since 1997. Mr. Brooke has also been an advisory director to each of Morgan Stanley and Skyline Partners since April 2000. From 1983 until April 1999, Mr. Brooke was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley. From April 1999 until May 2000, he was a Managing Director at Tiger Management LLC.

James V. Manning	57	James V. Manning has been a director of WebMD since September 2000. He served as a director of CareInsite, Inc. from 1999 until its acquisition by WebMD in September 2000. From 1989 until its merger with WebMD in September 2000, Mr. Manning was a member of the Board of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. In addition, he was Vice Chairman of the Board of Synetic from March 1998 to July 1999, was its Chief Executive Officer from January 1995 to March 1998, was its President from July 1996 to March 1998 and, until March 1998, was an executive officer for more than five years. Until December 1994, Mr. Manning had been an executive officer of Merck-Medco Managed Care, L.L.C., a pharmacy benefits manager, and its predecessors for more than five years.

Martin J. Wygod	64	Martin J. Wygod has served as Chairman of the Board of Directors of WebMD since March 2001 and as a director since September 2000. From October 2000 until May 2003, he also served as our Chief Executive Officer. From September 2000 until October 2000, Mr. Wygod served as Co-Chief Executive Officer of WebMD. For more than five years prior to its merger with WebMD in September 2000, Mr. Wygod was Chairman of the Board and a director of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. He also served as Chairman of the Board of CareInsite, Inc. from 1999 until its acquisition by WebMD in September 2000. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc.

      No family relationship exists among any of our directors or executive officers. No arrangement or understanding exists between any director or executive officer of WebMD and any other person pursuant to which any of them were selected as a director or executive officer, except that Messrs. Manning, Singer,

Smith and Wygod and Dr. Adler were originally appointed as directors in connection with the merger transactions in September 2000 involving WebMD, Medical Manager and CareInsite.

Meetings and Committees of the Board of Directors

      Our Board of Directors met 15 times during 2003. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent. During 2003, each of our current directors attended 75% or more of the meetings held by our Board and the Board committees on which he served.

      Our Board of Directors currently has four standing committees: an Executive Committee, a Compensation Committee, an Audit Committee, and a Nominating Committee. The Compensation Committee, the Audit Committee and the Nominating Committee each have the authority to retain such outside advisors as they may determine to be appropriate.

      WebMD’s Board of Directors encourages its members to attend our Annual Meetings of Stockholders. All three WebMD directors who are also employees attended the 2003 Annual Meeting and four of our six non-employee directors attended the 2003 Annual Meeting. Our Board of Directors encourages our security holders to communicate in writing to our directors. Security holders may send written communications to our Board of Directors or to specified individual directors by sending such communications care of the Corporate Secretary’s Office, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361. Such communications will be reviewed by our Legal Department and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled Board meeting; or

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or discussed at the next scheduled Audit Committee meeting; or

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Nominating Committee or discussed at the next scheduled Nominating Committee meeting; or

•	if they relate to the operations of WebMD, forwarded to the appropriate officers of WebMD, and the response or other handling reported to the Board at the next scheduled Board meeting.

      Executive Committee. The Executive Committee, which met five times during 2003, is currently comprised of Messrs. Brooke, Holstein, Manning, Smith and Wygod. The Executive Committee has the power to exercise, to the fullest extent permitted by law, the powers of the entire Board.

      Audit Committee. The Audit Committee, which met 14 times during 2003, is currently comprised of Messrs. Brooke, Manning and Smith and Mr. Manning is its Chairman. Each of the members of the Audit Committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ Stock Market listing standards. In addition, the Board of Directors of WebMD has determined that Mr. Manning qualifies as an “audit committee financial expert,” as that term is used in applicable SEC regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002, based on his training and experience as a certified public accountant, including as a partner of a major accounting firm, and his services as a senior executive and Chief Financial Officer of public companies.

      The Audit Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Audit Committee. A copy of the charter, as amended, is included as Annex A to this Proxy Statement. The Audit Committee’s responsibilities are summarized below in “Report of the Audit Committee” and include oversight of the administration of WebMD’s Code of Business Conduct. A copy of WebMD’s Code of Business Conduct, as amended, was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. WebMD’s Code of Business Conduct applies to all directors and employees of WebMD. Any waiver of applicable requirements in the Code of Business Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of WebMD requires the approval of the Audit Committee and waivers will be disclosed on our corporate website, www.webmd.com, in the “About WebMD” section, or in a Form 8-K.

      Compensation Committee. The Compensation Committee, which met eight times during 2003, is currently comprised of Dr. Adler and Messrs. Sarkowsky and Smith and Dr. Adler is its Chairman. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code and an independent director under applicable NASDAQ Stock Market listing standards.

      The Compensation Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Compensation Committee. A copy of the charter, as amended, is included as Annex B to this Proxy Statement. The Compensation Committee’s responsibilities are summarized below in “Report of the Compensation Committee.”

      Nominating Committee. The Nominating Committee, which met once during 2003, is currently comprised of Dr. Adler and Messrs. Sarkowsky and Manning and Mr. Sarkowsky is its Chairman. Each of these directors is an independent director under applicable NASDAQ Stock Market listing standards. The Nominating Committee responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the director nominees for each Annual Meeting of Stockholders; and

•	recommending to the Board candidates for filling vacancies that may occur between Annual Meetings.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter, as amended, is included as Annex C to this Proxy Statement. The Nominating Committee has not adopted specific objective requirements for service on the WebMD Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including:

•	the amount and type of the potential nominee’s managerial and policy-making experience in complex organizations and whether any such experience is particularly relevant to WebMD;

•	any specialized skills or experience that the potential nominee has and whether such skills or experience are particularly relevant to WebMD;

•	in the case of non-employee directors, whether the potential nominee has sufficient time to devote to service on the WebMD Board and the nature of any conflicts of interest or potential conflicts of interest arising from the nominee’s existing relationships;

•	in the case of non-employee directors, whether the nominee would be an independent director and would be considered a “financial expert” or “financially literate” under applicable listing standards of The NASDAQ Stock Market and applicable law;

•	in the case of potential new members, whether the nominee assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, areas of expertise and skills; and

•	in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service.

      The Nominating Committee will consider candidates recommended by stockholders in the same manner as described above. Any such recommendation should be sent in writing to the Nominating Committee, care of Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361. To facilitate consideration by the Nominating Committee, the recommendation should be accompanied by a full statement of the qualifications of the recommended nominee, the consent of the recommended nominee to serve as a director of WebMD if nominated and to be identified in WebMD’s proxy materials and the consent of the recommending stockholder to be named in WebMD’s proxy materials. The recommendation and related materials will be provided to the Nominating Committee for consideration at its next regular meeting.

Compensation of Non-Employee Directors

      Our non-employee directors each receive an annual retainer of $25,000. Members of the Audit Committee receive an additional annual retainer of $15,000. Directors do not receive per meeting fees, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. In addition, Messrs. Brooke, Manning, Sarkowsky and Smith and Dr. Adler each received $30,000 for their service during the fourth quarter of 2003 and $15,000 for their service during each of the first two quarters of 2004, as members of a Special Committee of the Board to oversee matters relating to pending investigations by the United States Attorney for the District of South Carolina and the SEC. Members of the Special Committee will continue to receive compensation for their service on that committee.

      Our non-employee directors are eligible to receive stock options under our 2000 Long-Term Incentive Plan and our 1996 Stock Plan. All non-employee directors receive stock options pursuant to automatic grants of stock options under our 2000 Long-Term Incentive Plan annually on January 1. Messrs. Brooke, Dimick, Manning, Sarkowsky and Smith and Dr. Adler each received automatic annual grants of options to purchase 20,000 shares of WebMD common stock in January 2003 (with an exercise price of $8.55 per share) and January 2004 (with an exercise price of $8.99 per share).

EXECUTIVE OFFICERS

Name	Age	Positions

Martin J. Wygod	64	Chairman of the Board
Roger C. Holstein	51	Chief Executive Officer
Andrew C. Corbin	41	Executive Vice President and Chief Financial Officer
Wayne T. Gattinella	52	President, WebMD Health
Tony G. Holcombe	48	President, WebMD Envoy
William G. Midgette	48	Chief Executive Officer, Porex
Thomas Stampiglia	48	President, WebMD Practice Services
K. Robert Draughon	44	Executive Vice President, Business Development
Kirk G. Layman	45	Executive Vice President, Administration
Charles A. Mele	48	Executive Vice President, General Counsel and Secretary
Michael A. Singer	57	Executive Vice President, Physician Software Strategies; and Head of Research and Development and Chief Software Architect, WebMD Practice Services
Anthony Vuolo	46	Executive Vice President, Business Development
Steven Zatz, M.D.	47	Executive Vice President, Professional Information Services and Chief Medical Officer

      Biographical information regarding our executive officers who are not also nominees or continuing directors is set forth below:

      Andrew C. Corbin has served as Executive Vice President and Chief Financial Officer of WebMD since October 2003. For the seven years prior to that, Mr. Corbin served in senior financial positions at The Bisys Group, Inc., a provider of business process outsourcing services to the financial services industry, most recently as its Executive Vice President and Chief Financial Officer. Prior to October 1996, Mr. Corbin held various financial positions with the following: The Limited, Inc., a retailer; General Motors Corporation, an automobile manufacturer; and Ernst & Young, an accounting firm.

      K. Robert Draughon has served as WebMD’s Executive Vice President, Business Development since November 1999. From February 1998 until November 1999, he served as Chief Financial Officer of WebMD, Inc., prior to its acquisition by Healtheon Corporation. From January 1988 to February 1998, he served as Chief Investment Officer for Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia.

      Wayne T. Gattinella has served as President of WebMD Health, our Portal Services segment, since August 2001 and as an Executive Vice President of WebMD since November 2002. Previously, Mr. Gattinella was Executive Vice President and Chief Marketing Officer for PeoplePC, an Internet service provider, from April 2000 to August 2001. From February 1998 to March 2000, Mr. Gattinella was President of North America for MemberWorks, Inc., a marketing services company. From January 1992 to February 1998, Mr. Gattinella was Executive Vice President of Marketing for Merck-Medco Managed Care, L.L.C., a pharmacy benefits manager, and its predecessors.

      Tony G. Holcombe has served as President of WebMD Envoy, our Transaction Services segment, and an Executive Vice President of WebMD since December 2003. From September 2002 to December 2003, Mr. Holcombe was Chairman and Chief Executive Officer of Valutec Card Solutions, Inc., a privately held provider of financial services products to a variety of industries. From May 1999 to September 2002, Mr. Holcombe was President of the Employer/Employee Services division of Ceridian Corporation, an information services company, and from May 1997 to May 1999, he served as President of the Comdata subsidiary of Ceridian. Prior to May 1997, Mr. Holcombe served in senior management positions with

National City Corporation, a bank holding company, the last of which was President and CEO of its National Processing Company subsidiary, a provider of merchant credit card processing services and corporate outsourcing solutions.

      Kirk G. Layman has been Executive Vice President, Administration of WebMD since April 2002 and, from May 2003 to October 2003, also served as Acting Chief Financial Officer of WebMD. Mr. Layman has held senior executive positions at WebMD and its predecessors since 1997. From September 2000 to April 2002, Mr. Layman served as Senior Vice President, Finance of WebMD. From March 1999 until its merger with WebMD in September 2000, Mr. Layman served as Senior Vice President — Finance and Chief Accounting Officer of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. Prior to that, he served as Vice President — Financial Analysis of Synetic from May 1997 to March 1999. Prior to joining Synetic, Mr. Layman was with the accounting firm of Arthur Andersen, where he was a partner since 1995.

      Charles A. Mele has been Executive Vice President, General Counsel and Secretary of WebMD since January 2001. Mr. Mele has served in senior executive positions for WebMD and its predecessors since 1995. Mr. Mele was Executive Vice President and Co-General Counsel of WebMD from September 2000 until January 2001. He served as a director of CareInsite, Inc. from 1998 until its acquisition by WebMD in September 2000. From March 1998 until its merger with WebMD in September 2000, Mr. Mele was Executive Vice President — General Counsel of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. In addition, he was Vice President — General Counsel of Synetic from July 1995 to March 1998.

      William G. Midgette has been Chief Executive Officer of Porex, our Plastic Technologies segment, since August 2002 and has been an Executive Vice President of WebMD since March 2003. For more than five years prior to that, Mr. Midgette served in senior management positions at C. R. Bard, Inc., a healthcare products company, most recently as President, Bard International.

      Michael A. Singer has been Executive Vice President, Physician Software Strategies and Head of Research and Development and Chief Software Architect of WebMD Practice Services since July 2004 and has served as a director of WebMD since September 2000. Mr. Singer also served as Chief Executive Officer of WebMD Practice Services from September 2000 to July 2004 and as a Member of WebMD’s Office of the President from September 2001 until October 2002. Mr. Singer was Vice Chairman and Co-Chief Executive Officer of Medical Manager from July 1999 until its merger with WebMD in September 2000. Mr. Singer was Chairman of the Board and Chief Executive Officer of Medical Manager Health Systems, Inc., a public company known as Medical Manager Corporation prior to its acquisition by Synetic, Inc. in July 1999, and its predecessors for more than five years prior to July 1999. Mr. Singer served as a director of CareInsite, Inc. from 1999 until its acquisition by WebMD in September 2000.

      Thomas Stampiglia has served as President of WebMD Practice Services, our Physician Services segment, since April 2003 and has also been an Executive Vice President of WebMD since July 2004. From January 2000 to April 2003, Mr. Stampiglia served as an Executive Vice President of Checkfree Corporation, a provider of financial electronic commerce services and products. From October 1998 to December 1999, Mr. Stampiglia was Vice President of International Operations of Lanier Worldwide, a provider of copiers, printers and document management solutions; and, from September 1996 to October 1998, he was Vice President and General Manager of the Healthcare Division of Lanier Worldwide.

      Anthony Vuolo has been Executive Vice President, Business Development of WebMD since May 2003. Mr. Vuolo has served in several executive positions at WebMD and its predecessors since 1994. From September 2000 to May 2003, Mr. Vuolo was Executive Vice President and Chief Financial Officer of WebMD. From March 1999 until its merger with WebMD in September 2000, Mr. Vuolo was Senior Vice President — Business Development and Treasurer of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. Prior to that, he was Executive Vice President — Finance and Administration and Chief Financial Officer of Synetic from March 1998 until March 1999.

      Steven Zatz, M.D. has been Executive Vice President, Professional Information Services of WebMD since January 2002 and has served as Chief Medical Officer of WebMD since September 2001. Dr. Zatz served as Executive Vice President, Internet Portals and Applications Services of WebMD from October 2000 to January 2002. Dr. Zatz was Senior Vice President, Medical Director of CareInsite, Inc. from June 1999 until its acquisition by WebMD in September 2000. Prior to joining CareInsite, Dr. Zatz was senior vice president of RR Donnelley Financial in charge of its healthcare business from October 1998 to May 1999. From August 1995 to May 1998, Dr. Zatz was President of Physicians’ Online, an online portal for physicians.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of these securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the forms furnished to us during or with respect to our most recent fiscal year, all of our directors and officers subject to the reporting requirements and each beneficial owner of more than ten percent of our common stock satisfied all applicable filing requirements.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation earned for services rendered to WebMD by the “named executive officers,” which is defined under SEC rules to include a company’s chief executive officer and other specified highly compensated executive officers. In accordance with SEC rules, this table does not include certain perquisites and other benefits received by the named executive officers, which do not exceed the lesser of $50,000 and 10% of any officer’s salary and bonus disclosed in this table.

Summary Compensation Table

						Long-Term
						Compensation
						Awards
		Annual Compensation
						Securities
					Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation($)	Options(#)	Compensation

Martin J. Wygod	2003	$1,308,900		—	—	—	—
Chairman of the Board	2002	1,400,000		$475,000	—	—	—
(former Chief Executive	2001	350,750		—	—	1,395,000	—
Officer)(1)

Roger C. Holstein	2003	861,538		—	—	500,000	—
Chief Executive Officer	2002	480,000		450,000	—	1,000,000	—
(former President)(1)	2001	450,000		175,000	—	500,000	—

K. Robert Draughon	2003	450,000		90,000	—	—	—
Executive Vice President,	2002	450,000		60,000	—	—	—
Business Development	2001	450,000		90,000	—	775,000	—

Wayne T. Gattinella	2003	450,000		125,000	—	—	—
President, WebMD Health	2002	410,000		165,000	—	—	—
	2001	146,154	(2)	60,000	—	600,000	—

Kirk G. Layman	2003	450,000		—	—	—	—
Executive Vice President,	2002	412,500		100,000	—	—	—
Administration	2001	300,000		150,000	—	500,000	—

Charles A. Mele	2003	450,000		—	—	—	—
Executive Vice President,	2002	450,000		350,000	—	—	—
General Counsel	2001	450,000		100,000	—	500,000	—
and Secretary

Michael A. Singer	2003	450,000		—		—	—
Executive Vice President,	2002	450,000		170,000	—	—	—
Physician Software	2001	450,000		100,000	—	500,000	—
Strategies(3)

Anthony Vuolo	2003	450,000		—	—	—	—
Executive Vice President,	2002	450,000		200,000	—	—	—
Business Development (4)	2001	450,000		100,000	—	500,000	—

Thomas P. Apker	2003	450,000		—	—	—	—
Former Chief Executive	2002	412,500		75,000	$68,165 (6)	—	$108,428 (7)
Officer, WebMD Envoy(5)	2001	310,577		100,000	—	240,000	—

(1)	Mr. Holstein succeeded Mr. Wygod as our Chief Executive Officer in May 2003. Mr. Wygod continues to serve as our Chairman of the Board. See below, under “Compensation Arrangements with Executive Officers,” the sections entitled “Arrangements with Martin J. Wygod” and “Arrangements with Roger C. Holstein.”

(2)	Mr. Gattinella was not employed by WebMD prior to August 20, 2001. As a result, only compensation that we paid to Mr. Gattinella beginning on that date is reflected in this table.

(3)	In July 2004, Mr. Singer became Executive Vice President, Physician Software Strategies. Prior to that, he was Chief Executive Officer, WebMD Practice Services.

(4)	In May 2003, Mr. Vuolo became Executive Vice President, Business Development and ceased to be our Chief Financial Officer.

(5)	In December 2003, Mr. Apker ceased to be an executive officer of WebMD.

(6)	Amount paid to Mr. Apker for taxes payable by him as a result of the reimbursement of relocation expenses.

(7)	Amount paid to reimburse Mr. Apker for relocation expenses.

      The following table presents information concerning the options to purchase our common stock granted during the fiscal year ended December 31, 2003 to our named executive officers.

Option Grants in Fiscal 2003

	Number of	Percent of Total
	Securities	Options		Exercise or
	Underlying	Granted to Employees in		Base Price	Expiration	Grant Date
Name	Options Granted	2003		Per Share	Date	Present Value

Martin J. Wygod	—	—		—	—	—
Roger C. Holstein	500,000 (1)	4.1	%(2)	$8.89	5/6/13	$3,254,070 (3)
K. Robert Draughon	—	—		—	—	—
Wayne T. Gattinella	—	—		—	—	—
Kirk G. Layman	—	—		—	—	—
Charles A. Mele	—	—		—	—	—
Michael A. Singer	—	—		—	—	—
Anthony Vuolo	—	—		—	—	—
Thomas P. Apker	—	—		—	—	—

(1)	These options vest and become exercisable with respect to 20% of the shares on the first, second, third, fourth and fifth anniversaries of the date of grant.

(2)	Based upon the total number of options that we granted to our employees during 2003.

(3)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise prices, (b) the exercise of options within three years of the date that they become exercisable, (c) a risk-free interest rate of 1.28% per annum, (d) volatility of 0.9 and (e) no dividends are paid on WebMD common stock. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure you that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

      The following table sets forth information with respect to the named executive officers concerning exercisable and unexercisable options held as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003(2)
	Acquired	Value
Name	on Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

Martin J. Wygod	300,000 (3)	$1,410,000	3,646,999	1,082,001	$3,219,234	$2,585,406
Roger C. Holstein	—	—	2,533,033	1,700,967	2,509,331	3,600,669
K. Robert Draughon	248,674	318,683	761,459	363,542	1,787,296	906,962
Wayne T. Gattinella	—	—	300,000	300,000	1,254,000	1,254,000
Kirk G. Layman	—	—	1,344,666	352,834	1,853,331	926,669
Charles A. Mele	—	—	2,081,150	436,850	1,853,331	926,669
Michael A. Singer	—	—	2,802,083	447,917	1,853,331	926,669
Anthony Vuolo	—	—	1,895,250	452,250	3,412,706	926,669
Thomas P. Apker	—	—	520,000	80,000	1,966,000	444,800

(1)	The value realized is calculated based on the amount by which the aggregate market price, on the date of exercise, of the shares received exceeded the aggregate exercise price paid, regardless of whether such shares were sold or retained by the optionholder on that date.

(2)	The value of unexercised in-the-money options is calculated based on the closing market price per share of our common stock as of December 31, 2003, which was $8.99, net of the applicable option exercise price per share.

(3)	Mr. Wygod has retained, through the date of this Proxy Statement, ownership of the shares acquired on exercise.

Compensation Arrangements with Executive Officers

Arrangements with Roger C. Holstein

      We are party to an employment agreement, dated October 23, 2002, with Roger C. Holstein which provides for an employment period through December 31, 2007. In May 2003, Mr. Holstein, who until that time had served as our President, began serving as our Chief Executive Officer. In connection with his appointment as Chief Executive Officer, his annual base salary was increased from $600,000 to $1,000,000 and he received a grant of non-qualified options to purchase 500,000 shares of our common stock at an exercise price of $8.89 per share. The options vest ratably over five years. In 2003, Mr. Holstein was eligible to receive an annual bonus of up to 100% of his base salary in the event that WebMD attained certain specified performance goals. Mr. Holstein did not receive any cash bonus for 2003, but in order to provide Mr. Holstein with an incentive to remain with WebMD, he received a grant of 83,300 shares of restricted stock. For information about this grant of restricted stock, see “Report of the Compensation Committee” below. For 2004, no specific performance goals were set for Mr. Holstein, and any bonus he receives will be at the discretion of our Compensation Committee.

      In the event of the termination of Mr. Holstein’s employment by us “without cause” or by Mr. Holstein for “good reason,” as those terms are defined in Mr. Holstein’s employment agreement, he would be entitled to: (a) a continuation of his base salary in effect at the time of termination for six months for each six month period from the effectiveness of the employment agreement (in no event will such salary continuation continue for longer than three years); and (b) continued participation in our benefit plans (or comparable plans) for the duration of the severance period. In addition, all options granted to Mr. Holstein shall remain outstanding and continue to vest, and shall otherwise be treated as if Mr. Holstein remained employed by WebMD through the second anniversary of the termination date.

      Mr. Holstein may terminate his employment upon 30 days’ notice, at any time after 11 months following a Change in Control (as defined in the employment agreement) and, if this occurs: (a) Mr. Holstein would be entitled receive the greater of (i) the salary continuance he would be entitled to if his employment were terminated “without cause” or for “good reason” and (ii) a continuation of his base salary through October 23, 2007; (b) his participation in our benefit plans (or comparable plans) would continue for the duration of the severance period; and (c) all options granted to Mr. Holstein which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in the respective stock option plans and agreements.

      Mr. Holstein may also terminate his employment upon 30 days’ notice at any time after the 11 month anniversary of the date on which Mr. Wygod ceases to serve as Chairman of the Board. If this occurs: (a) Mr. Holstein would be entitled to salary continuation from the date of termination through the second anniversary thereof; (b) his participation in our benefit plans (or comparable plans) would continue for the duration of the severance period; and (c) all options granted to Mr. Holstein which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain outstanding as if Mr. Holstein remained in the employ of WebMD until the earlier of (i) five years from the date of termination and (ii) the date on which the stock option would have expired under the terms of the applicable stock option plan or agreement. Mr. Holstein (or his estate) would have the same rights in the event of Mr. Holstein’s “permanent disability” (as defined in the employment agreement) or his death.

      If Mr. Holstein’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Holstein would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the second anniversary of the date of cessation of Mr. Holstein’s employment.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Holstein incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Martin J. Wygod

      In October 2001, we entered into a five-year employment agreement with Martin J. Wygod. The employment agreement provides that Mr. Wygod will be Chairman and Chief Executive Officer of WebMD. In accordance with the terms of the employment agreement, Mr. Wygod has elected to serve solely as Chairman of the Board and to perform duties commensurate with that position; his resignation as Chief Executive Officer did not result in the termination of his employment agreement or in any change in his compensation or the other terms of his employment, except that his annual base salary was reduced from $1,400,000 to $1,260,000.

      In the event of termination of Mr. Wygod’s employment by us without “cause” or by Mr. Wygod for “good reason,” as those terms are defined in his employment agreement, Mr. Wygod would become a consultant for us and would be entitled to receive his salary and continuation of benefits for two years or, if longer, the expiration of the term of the employment period. In addition, all options, or other forms of equity compensation, granted to Mr. Wygod which have not vested prior to the date of termination would be vested as of the date of termination and, assuming there has not been a “change in control” (as defined in the employment agreement), would continue to be exercisable as long as he remains a consultant (or longer if the plan or agreement expressly provided). In the event that Mr. Wygod’s employment is terminated due to death or disability, he would receive the same benefits as described above.

      The employment agreement provides that in the event of a “change in control” (as defined in the employment agreement, which definition includes certain business combination transactions) of WebMD all outstanding options and other forms of equity compensation would become immediately vested on the date of the change in control and, if following the change in control, Mr. Wygod’s employment terminates for any reason other than cause, they will continue to be exercisable until the tenth anniversary of the applicable date of grant. A change in control is also an event that constitutes “good reason” for purposes of a termination by Mr. Wygod.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that continue until the second anniversary of the date his employment has ceased.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Wygod incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with K. Robert Draughon

      In connection with our acquisition of WebMD, Inc., we became party to an employment agreement effective February 1, 1998 with K. Robert Draughon which, as modified by a letter agreement dated September 12, 2000, is described below. The employment agreement provides for Mr. Draughon’s appointment as our Executive Vice President, Business Development. Pursuant to the employment agreement, Mr. Draughon is to receive an annual base salary of $450,000 and is entitled to participate in any bonus program established by us for our senior executive officers.

      In the event of the termination of Mr. Draughon’s employment due to his death or disability, by us without “cause” or by Mr. Draughon with or without “good reason,” as those terms are defined in Mr. Draughon’s employment agreement, he would be entitled to continuation of his base salary for twelve months and continuation of benefit plans for twelve months. In addition, all options granted to Mr. Draughon prior to December 31, 2000 which have not vested prior to the date of termination would be vested as of the date of termination and all such options would continue to be exercisable until the tenth anniversary of the applicable date of grant.

      In October 2000, as a means to ensure the retention of Mr. Draughon, WebMD and Mr. Draughon agreed that so long as he remained in our employ for a specified period, which has been completed, he could resign at any time and receive the benefits described above.

      The employment agreement contains confidentiality obligations, some of which survive indefinitely and some of which end on the first anniversary of the date employment has ceased, and non-solicitation and non-competition obligations that end on the second anniversary of the date employment has ceased.

      The employment agreement contains a tax gross-up provision relating to any excise taxes that Mr. Draughon incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Wayne T. Gattinella

      We are party to an employment agreement dated August 20, 2001 with Wayne Gattinella, our President, WebMD Health. Mr. Gattinella currently receives an annual base salary of $450,000 and is entitled to participate in any bonus plan instituted for similarly situated employees of the company. The amount of Mr. Gattinella’s bonus is to be determined in the sole discretion of WebMD.

      In the event of the termination of Mr. Gattinella’s employment by us “without cause” or by Mr. Gattinella for “good reason,” as those terms are defined in Mr. Gattinella’s employment agreement, he would be entitled to receive a continuation of his base salary for one year from the date of termination. In addition, the unvested portion of the option to purchase 600,000 shares of WebMD common stock granted to Mr. Gattinella at the inception of his employment will remain outstanding and continue to vest as if he remained in our employ until the first anniversary of the date of termination. In addition, in the event of a “change in control,” as defined in Mr. Gattinella’s employment agreement, 75% of the unvested portion of the option described above will vest on the first anniversary of the change in control so long as he remains in our employ on such date (or such earlier date if terminated by us without cause or by Mr. Gattinella for good reason).

      If Mr. Gattinella’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Gattinella would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      In connection with Mr. Gattinella’s employment with us, he signed a Key Employee Agreement which contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date employment has ceased.

Arrangements with Kirk G. Layman

      We entered into a five year employment agreement with Kirk G. Layman, our Executive Vice President, Administration, on September 11, 2000. Mr. Layman currently receives an annual base salary of $450,000 and is entitled to participate in any bonus program established by us for our senior executive officers.

      In the event of the termination of Mr. Layman’s employment due to his death or disability, by us “without cause” or by Mr. Layman for “good reason,” as those terms are defined in Mr. Layman’s employment agreement, he would be entitled to receive a continuation of his base salary for one year from the date of termination. In addition, any options granted to Mr. Layman on or prior to June 5, 2000 that have not vested as of the date of termination will vest in full on the date of termination and, together with any already vested options, remain exercisable for one year from the date of termination (or three years for those options granted prior to June 5, 2000 if, at the time of termination, Martin J. Wygod is no longer serving as Chief Executive Officer, Chairman of the Board, or a senior executive officer of our company). In addition, the option to purchase 100,000 shares granted on August 21, 2000 will also vest in full if Mr. Layman’s employment is terminated by us without cause or by Mr. Layman for good reason and will remain exercisable for its full ten year term.

      If Mr. Layman’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Layman would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      Mr. Layman’s employment agreement is also subject to confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the second anniversary of the date employment has ceased.

Arrangements with Charles A. Mele

      We are party to an employment agreement with Charles A. Mele, our Executive Vice President, General Counsel and Secretary, which provides for an employment period through July 1, 2006. Mr. Mele currently receives an annual base salary of $450,000 and is entitled to receive a bonus in the same form and amount received by any other executive officer with similar responsibilities and compensation.

      In the event of the termination of Mr. Mele’s employment due to his death or disability, by us “without cause” or by Mr. Mele for “good reason,” as those terms are defined in Mr. Mele’s employment agreement, he would be entitled to: (i) continuation of his base salary through the later of eighteen months and the expiration of the term of the agreement; (ii) any bonuses that he would have normally been entitled to through the term of his employment agreement (the amount of the bonus for years subsequent to the year in which the termination of employment occurred will be equal to the bonus received for the year of termination) and (iii) continued participation in our benefit plans (or comparable plans) for thirty-six months. In addition, all options granted to Mr. Mele which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in each applicable stock option agreement, unless otherwise specifically agreed to by Mr. Mele and WebMD in writing. A change in control (which is defined in the employment agreement) of WebMD is an event that constitutes good reason.

      If Mr. Mele’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Mele would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the second anniversary of the date employment has ceased and the last day of the term of the agreement.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Mele incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Michael A. Singer

      We are party to an employment agreement with Michael A. Singer, Executive Vice President, Physician Software Strategies, which provided for an employment period through July 23, 2004. The agreement, by its terms, automatically renews for successive one-month periods until either we or Mr. Singer give notice of termination to the other. Mr. Singer currently receives an annual base salary of $450,000.

      In the event of the termination of Mr. Singer’s employment by us “without cause” or by Mr. Singer for “good reason,” as those terms are defined in Mr. Singer’s employment agreement, he would be entitled to: (i) continuation of his base salary in effect at the time of termination for a period of two years and (ii) continued participation in our benefit plans (or comparable plans) for the duration of the severance period or, if earlier, until he is eligible for comparable plans with a subsequent employer. In addition, the option granted to Mr. Singer on June 5, 2000 will be deemed fully vested and exercisable on the date of termination and would remain exercisable for the duration of the severance period. If a change in control (as defined in the employment agreement) occurs, Mr. Singer may resign for good reason at any time after the six month anniversary of the change in control (or immediately if the incumbent directors did not approve the change in control).

      The merger with Medical Manager constituted a change in control and an event of good reason for purposes of Mr. Singer’s employment agreement after the six month anniversary of the merger date (March 12, 2001). On September 5, 2000, Mr. Singer agreed that if he resigned following March 12, 2001 as a result of the Medical Manager merger, his severance benefits would be based upon an annual base salary of $250,000 and his June 5, 2000 option would not vest. The option granted to Mr. Singer on July 23, 1999 was deemed fully vested on the six month anniversary of the merger.

      In the event of the termination of Mr. Singer’s employment due to his death or disability, he would be entitled to a continuation of his base salary and benefits for the period through the expiration of the term of the agreement. In addition, the option granted to Mr. Singer on June 5, 2000 will be deemed fully vested and exercisable on the date of termination and would remain exercisable though such period.

      If Mr. Singer’s employment is terminated by us for cause, he is not entitled to any further compensation or benefits. In addition, Mr. Singer would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of (a) the first anniversary of the date of termination; or (b) the last day on which Mr. Singer is receiving severance or benefits following his separation from the employ of WebMD.

Arrangements with Anthony Vuolo

      We are party to an employment agreement with Anthony Vuolo which provides for an employment period through July 1, 2006. Mr. Vuolo served as our Executive Vice President, Chief Financial Officer until May 15, 2003, at which time he became our Executive Vice President, Business Development. Mr. Vuolo currently receives an annual base salary of $450,000 and is entitled to receive a bonus in the same form and amount received by any other executive officer with similar responsibilities and compensation.

      In the event of the termination of Mr. Vuolo’s employment due to his death or disability, by us “without cause” or by Mr. Vuolo for “good reason,” as those terms are defined in Mr. Vuolo’s employment agreement, he would be entitled to: (i) continuation of his base salary through the later of eighteen months and the expiration of the term of the agreement; (ii) any bonuses that he would have normally been entitled to through the term of his employment agreement (the amount of the bonus for years subsequent to the year in which the termination of employment occurred will be equal to the bonus received for the year of termination); and (iii) continued participation in our benefit plans (or comparable plans) for thirty-six months. In addition, all options granted to Mr. Vuolo which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in each applicable stock option agreement, unless otherwise specifically agreed to by Mr. Vuolo and WebMD in writing. A change in control (as defined in the employment agreement) of WebMD is an event that constitutes good reason.

      If Mr. Vuolo’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Vuolo would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the second anniversary of the date employment has ceased and the last day of the term of the agreement.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Vuolo incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Thomas P. Apker

      We entered into a transition agreement with Thomas P. Apker, who until December 2003 served as Chief Executive Officer of WebMD Envoy, which provided for him to assist the President of WebMD Envoy and assist the Chief Executive Officer of WebMD on special projects through June 15, 2004, at which time he ceased to be an employee of WebMD. We have agreed to continue to pay to him his salary, as severance, until December 15, 2004. During such period (or, if earlier, until he is eligible for comparable coverage with a subsequent employer), we will also pay a portion of his COBRA payment equal to the amount we pay for active employees with similar coverage. Mr. Apker remains subject to confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that survive until June 15, 2005.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock with the comparable cumulative return of the Nasdaq Stock Market (U.S.) Index and a Peer Group Index (as described below) over the period of time from February 11, 1999, the initial trading date of our common stock, through December 31, 2003. The graph assumes that $100 was invested in our common stock and each index on February 11, 1999. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

      Pursuant to applicable rules under the Securities Exchange Act of 1934 relating to proxy statements, we are required to include in the graph below an index of companies in our industry or line-of-business. We have included an index of a specific group of companies (which we refer to as the Peer Group Index) to meet this requirement. This group of companies consists of Allscripts Healthcare Solutions, Cerner Corporation, Drugstore.com, Inc., Eclipsys Corporation, First Consulting Group, Inc., IDX Systems Corporation, iVillage Inc., NDCHealth Corporation, Neoforma, Inc., Per-Se Technologies, Inc., ProxyMed, Inc., QuadraMed Corporation, Quality Systems, Inc., Quovadx, Inc., TriZetto Group, Inc. and VitalWorks Inc.

Comparison of 58 Month Cumulative Total Return*

Among WebMD Corporation, the
Nasdaq Stock Market (U.S.) Index and a Peer Group

*	$100 invested on February 11, 1999 in stock or index, including reinvestment of dividends.

REPORT OF THE COMPENSATION COMMITTEE

Introduction

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., Herman Sarkowsky and Joseph E. Smith. Dr. Adler is the Chairman. The responsibilities of the Compensation Committee include:

•	oversight of our executive compensation program and our incentive and equity compensation plans;

•	determination of compensation levels for and grants of incentive and equity-based awards to our executive officers; and

•	review of and making recommendations regarding other matters relating to WebMD’s compensation practices.

Summary of Compensation Policies

      WebMD’s compensation policies are intended to provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. Our executive compensation program currently consists of base salary, an annual cash incentive bonus, and long-term incentive compensation (in the form of stock options and restricted stock awards) as further described in this section and under “— Compensation of Other Executive Officers.” The Compensation Committee is responsible for determining, based on these compensation policies, the compensation of WebMD’s executive officers, including the Chief Executive Officer. Policies and procedures similar to those used by the Compensation Committee for making determinations regarding the compensation of executive officers are used by WebMD senior management in making determinations regarding the compensation of officers and managers who are not executive officers.

      As more fully described below, the Compensation Committee continues to view the use of stock options as an effective incentive to increase shareholder value and an important component of our long-term and executive compensation policies. Stock options are generally exercisable in installments over periods of three to four years and are generally granted at a price that is equal to the fair market value of our common stock on the date of grant. The Compensation Committee believes that the granting of stock options with those terms is an effective way to link compensation to long-term increases in stockholder value through stock appreciation. Stock options typically have been granted to executive officers and other employees

•	when the person first joins WebMD,

•	as part of a broad-based grant,

•	in connection with a significant change in responsibilities, or

•	to achieve equity within a peer group.

WebMD may, however, grant additional stock options to executive officers and other employees in other situations where appropriate in order to retain and motivate executives and other employees.

      In addition to stock options, in March 2004, restricted stock grants were made to a group of key senior executives, including executive officers. The restricted stock vests in equal annual installments over three years. These grants were made in recognition of the significant effort and individual contributions of these executives and the limited cash bonuses paid to this group for 2003. The Compensation Committee believes that grants of restricted stock provide a meaningful retention vehicle, as well as incentives to drive company performance and to focus on long-term objectives.

      The Compensation Committee regularly evaluates WebMD’s compensation policies and the methods used to implement those policies. These evaluations may, from time to time, result in changes in the policies or the methods of implementation. For example, the Board of Directors or the Compensation Committee may, in the future, consider authorizing stock options or restricted stock with different terms and conditions than those WebMD currently grants or may consider granting other types of awards payable in or valued relative to shares of WebMD common stock. In addition, changes in tax laws, securities laws or accounting rules may also cause us to reevaluate the types of compensation paid to executive officers and other employees.

Compensation of the Chief Executive Officer

      In May 2003, Mr. Holstein was appointed our Chief Executive Officer and received an increase in salary from $600,000 to $1,000,000 and a grant of options to purchase 500,000 shares of our common stock at an exercise price of $8.89 per share. The Compensation Committee believes that Mr. Holstein’s compensation arrangements (more fully discussed under “Executive Compensation,” including under “Compensation Arrangements with Executive Officers — Arrangements with Roger C. Holstein”) are appropriate in light of his increased responsibilities. For 2003, Mr. Holstein was eligible to receive a bonus of up to 100% of his base salary in the event that WebMD attained certain specified performance goals. For 2003, Mr. Holstein did not receive a cash bonus. For 2004, any bonus Mr. Holstein receives will be at the discretion of the Compensation Committee. As described in this Proxy Statement, on March 17, 2004, Mr. Holstein received a grant of 83,300 shares of restricted stock that vest in equal annual installments over three years.

      During 2002 and until May 2003, Mr. Wygod, now Chairman of the Board, also served as our Chief Executive Officer. As contemplated by his employment agreement and announced in October 2002, Mr. Wygod now serves solely as Chairman of the Board. The Committee recognized Mr. Wygod’s efforts to position WebMD for the future by assisting in the transition of his management responsibilities to Mr. Holstein. Under Mr. Wygod’s leadership as Chief Executive Officer, WebMD completed a period of restructuring and integration following numerous mergers and acquisitions in 2000 and prior years and prepared for future growth through new product offerings and other initiatives. Prior to October 2001, Mr. Wygod’s salary was $1,000 per year. He received an increase in his base salary, effective October 2001, from $1,000 per year to $1.4 million per year as a result of WebMD generating Income (as defined in his employment agreement) for the fourth quarter of 2001. For 2002, Mr. Wygod received a bonus of $475,000. Previously, he had not received any bonuses and he did not receive any bonus for 2003. His base salary was reduced to $1.26 million when he ceased serving as Chief Executive Officer. The Compensation Committee believes that Mr. Wygod’s compensation arrangements (more fully discussed under “Executive Compensation,” including under “Compensation Arrangements with Executive Officers — Arrangements with Martin J. Wygod”) are appropriate in light of his contributions to date and the importance of having his continued commitment to WebMD.

Compensation of Other Executive Officers

      The salaries, bonuses and long-term incentive compensation of our other executive officers are generally determined by the Compensation Committee

•	at the time of initial hiring based on the individual’s salary history, compensation for similar positions at WebMD and market practice, and

•	changes, if any, are made based on the executive’s performance, changes in the nature or scope of the executive’s responsibilities and changes in market practice.

      Base Salary. The Compensation Committee reviews the base salary of the executive officers annually, weighing the factors described in the preceding paragraph. Except as may otherwise be provided in an employment agreement approved by the Compensation Committee, any increases in the salary of executive officers are at the discretion of the Compensation Committee. During 2003, none of the executive officers received an increase in base salary, other than the increase received by Mr. Holstein upon his becoming Chief Executive Officer.

      Annual Incentives. Executive officers are eligible to receive an annual discretionary cash bonus, as determined by the Compensation Committee. Generally, individual target awards are established for each executive officer, expressed as a percentage of the executive’s base salary. These target percentages vary based on the nature and scope of the executive officer’s responsibilities. Actual bonus awards are determined considering the executive’s personal performance and the performance of WebMD and its business segments during the year. In some cases, particularly with respect to newly hired executive officers, the Compensation Committee may approve an employment agreement providing for payment of a specific bonus amount or an amount within a specific range. Based on the performance of WebMD and its business segments in 2003, the Compensation Committee generally determined that bonuses would be paid only to those executive officers who had a contractual right to receive a bonus and to those whose responsibilities focused on our WebMD Health and Porex segments. As a result, Messrs. Corbin, Gattinella, Midgette and Zatz were the only executive officers to receive bonuses with respect to 2003, other than Mr. Draughon who had received a bonus earlier in the year as a result of his efforts in the acquisition of Advanced Business Fulfillment, Inc.

      Long-Term Incentives. Long-term incentives are granted to executive officers in order to include, within their compensation packages, a significant component that will reward the executives for increasing shareholder value and in order to promote retention of those executives over the long-term. In March 2004, the Compensation Committee approved a broad-based grant of stock options to eligible employees, including each of the executive officers, other than: Mr. Wygod; Mr. Holstein, who had received a grant in 2003 upon his becoming Chief Executive Officer; and Messrs. Corbin and Holcombe, who had each received a grant in 2003 at the time of his initial hiring. Although no specific formula was used to determine the size of the stock option grants to any particular person (including the executive officers), grants were generally based upon factors such as the individual’s position, the nature and scope of the individual’s responsibilities, the individual’s contribution to WebMD’s performance and expected contribution to meeting long-term strategic goals of WebMD. Grants received by executive officers were determined by the Compensation Committee based on a qualitative assessment of those factors. Prior to March 2004, the last broad-based grant to eligible employees was made in September 2001; that grant will be fully vested in September 2004. In 2003, none of the executive officers received a grant of options, other than the grant to Mr. Holstein upon his becoming Chief Executive Officer and grants to newly hired executive officers. WebMD currently intends to continue to use stock options as a key component of executive and employee compensation in order to provide long-term incentives that are aligned to the interests of stockholders.

      In March 2004, WebMD also granted shares of restricted stock to key senior executives, including each of the executive officers other than Mr. Wygod. These grants vest ratably over three years and provide an additional retention component to WebMD’s total compensation program, while continuing to focus executives on increasing shareholder value.

Policies and Practices Relating to Section 162(m)

      Section 162(m) of the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. It is the policy of the Compensation Committee to comply, where practicable, with Section 162(m) of the Code so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, WebMD’s stock option plans under which awards are made to officers and directors are currently designed to ensure that compensation attributable to options granted will be tax deductible by WebMD. However, the Compensation Committee recognizes that the restricted stock grants made in March 2004 do not comply with Section 162(m) and such grants may exceed the limits on deductibility over the next three years. In addition, $308,900 of the $1,308,900 salary that Mr. Wygod received exceeded the limits on deductibility during 2003 and a portion will exceed these limits in 2004 and any bonus that may be paid to Mr. Holstein for fiscal year 2004 will not be deductible pursuant to Section 162(m) of the Code. For the reasons stated in this Report, the Compensation Committee believes that such arrangements and the restricted stock grants are in the best interests of WebMD and its stockholders. No executive officer’s compensation, other than Mr. Wygod’s, exceeded the limits on deductible compensation during 2003 and the Compensation Committee does not expect that the compensation from WebMD to any executive officer during 2004 will exceed these limits other than as described above to Messrs. Wygod and Holstein and compensation received by Mr. Vuolo in connection with his exercise of options that were granted in 1994 and were scheduled to expire in December 2004 and that were not granted in compliance with Section 162(m) of the Code.

Mark J. Adler, M.D.
Herman Sarkowsky
Joseph E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., Herman Sarkowsky and Joseph E. Smith. Neil F. Dimick also served as a member of the Compensation Committee for a portion of 2003.

      No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

INDEPENDENT AUDITORS

Information Regarding our Independent Auditors

      Ernst & Young LLP has served as our independent auditors since 1995. Our Audit Committee has appointed Ernst & Young as our independent auditors for the fiscal year ending December 31, 2004. A representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders.

Services and Fees of Ernst & Young

      In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2003 and 2002, to review our quarterly financial statements during those years and to re-audit prior year financial statements of Porex Holdings, Inc. that had previously been audited by Arthur Andersen LLP, we retained Ernst & Young to provide certain related services. The fees for Ernst & Young’s services to WebMD were:

Type of Fees	2003	2002

Audit Fees	$2,449,278	$2,728,364
Audit-Related Fees	380,860	142,700
Tax Fees	99,000	-0-
All Other Fees	2,500	-0-
Total Fees	2,931,638	2,871,064

      In the above table, in accordance with applicable SEC rules:

•	“audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for that fiscal year and review of financial statements included in our Quarterly Reports on Form 10-Q filed for that fiscal year, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and, for 2003, includes $325,000 of audit fees that were not finalized and billed until after the initial reporting of “Services and Fees of Ernst & Young” in our Annual Report on Form 10-K;

•	“audit-related fees” are fees billed in the year for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and consisted of:

—	in 2003, fees related to the audit of our employee benefit plans and fees for acquisition due diligence assistance; and

—	in 2002, fees related to the audit of our employee benefit plans;

•	“tax fees” are fees billed in the year, if any, for professional services for tax compliance, tax advice, and tax planning and, in 2003, consisted of fees for tax consulting related to acquisitions; and

•	“all other fees” are fees billed in the year, if any, for any products and services not included in the first three categories and, in 2003, consisted of a subscription to Ernst & Young Online, a research tool, which was inadvertently omitted from the reporting of “Services and Fees of Ernst & Young” in our Annual Report on Form 10-K.

      None of these services was provided pursuant to a waiver of the requirement that such services be pre-approved by the Audit Committee. The Audit Committee has determined that the provision by Ernst & Young of non-audit services to us in 2003 is compatible with Ernst & Young maintaining their independence.

      Our Audit Committee has, as of the date of this Proxy Statement, decided to consider whether to pre-approve permissible non-audit services and fees on a case-by-case basis, rather than pursuant to a general policy, with the exception of acquisition-related due diligence engagements, which have been pre-approved by the Audit Committee and are subject to monitoring by the Chairman of the Audit Committee. To ensure prompt handling of unexpected matters, our Audit Committee has delegated to its Chairman the authority to pre-approve permissible non-audit services and fees and to amend or modify pre-approvals that have been granted by the entire Audit Committee. A report of any such actions taken by the Chairman is provided to the Audit Committee at the next Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

      The current members of the Audit Committee of our Board of Directors are Paul A. Brooke, James V. Manning and Joseph E. Smith and Mr. Manning is the Chairman. The Audit Committee is responsible for, among other things:

•	retaining and overseeing our independent auditors and evaluating their performance and independence;

•	reviewing our annual audit plan with WebMD’s management and independent auditors;

•	pre-approving any permitted non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing the adequacy and effectiveness of our internal controls with WebMD’s management, internal auditors and independent auditors;

•	reviewing the annual audited financial statements and the interim unaudited financial statements with WebMD’s management and independent auditors;

•	approving our internal audit plan and reviewing reports of our internal auditors;

•	determining whether to approve related party transactions; and

•	overseeing the administration of WebMD’s Code of Business Conduct.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is included as Annex A to this Proxy Statement.

      This report reviews the actions taken by the Audit Committee with regard to our financial reporting process for 2003 and particularly with regard to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003.

      Our management has the primary responsibility for WebMD’s financial statements and reporting process, including the systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to WebMD’s financial statements or any professional certification as to the independent auditors’ work. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for 2003. In addition, the Audit Committee reviewed with WebMD’s independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards. In addition, the Audit Committee discussed with Ernst &

Young their independence from management and WebMD, including the matters in the written disclosures required of Ernst & Young by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted, on an interim basis, by the Public Company Accounting Oversight Board pursuant to Rule 3600T. The Audit Committee also considered whether the provision of audit-related services (see “Independent Auditors — Services and Fees of Ernst & Young” above) during 2003 by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

      Additionally, the Audit Committee discussed with our independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WebMD’s internal controls and the overall quality of WebMD’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2003 for filing with the SEC. The Audit Committee has also approved the retention of Ernst & Young LLP as our independent auditors for 2004.

Paul A. Brooke
James V. Manning
Joseph E. Smith

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On April 6, 2001, we loaned $1,450,000 to K. Robert Draughon, our Executive Vice President, Business Development. The funds were advanced pursuant to a promissory note bearing interest at the fixed rate per annum of 4.63%. The loan is full recourse and is secured by a pledge by Mr. Draughon of all shares of WebMD common stock owned by him and all options to purchase shares of WebMD common stock owned by him. As of July 23, 2004, approximately $107,000 of the principal amount and approximately $7,500 of accrued interest were outstanding. The largest amount outstanding during 2003 was $277,892.

      We were reimbursed approximately $230,000 during 2003 by Martin J. Wygod, our Chairman of the Board, and a corporation that he controls, for the partial use of our office facilities and for services rendered by our employees.

      We lease property in Alachua, Florida that is owned by a corporation controlled by Michael A. Singer, Executive Vice President, Physician Software Strategies and a member of our Board of Directors, and a member of his family. We are responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 2009. During 2003, the aggregate amount of rent payable under the lease was approximately $1,087,000.

      Mark J. Adler, M.D., a non-employee director of WebMD, is a partner in a group medical practice that is a customer of WebMD Practice Services. The practice purchases products and services on terms generally available, in the ordinary course of our business, to similar customers. During 2003, the aggregate amount payable to WebMD Practice Services by this practice was approximately $73,000.

      At the time of the initial employment of Tony G. Holcombe as President, WebMD Envoy on December 15, 2003, we entered into an agreement that allows him to require WebMD to purchase from him certain shares of stock of his prior employer. The agreement will expire no later than January 15, 2005. The maximum aggregate purchase price that WebMD may be required to pay to Mr. Holcombe under this agreement is approximately $286,000.

      Affiliates of FMR Corp. provide services to us in connection with the WebMD 401(k) Savings Plan and the Porex 401(k) Savings Plan. During 2003, the aggregate amount payable by us for these services was approximately $64,500. In 2004, WebMD Health entered into an agreement with Fidelity Employer Services Company (FESCo), an affiliate of FMR Corp. FESCo provides benefits and human resources administration, workforce effectiveness, payroll solutions and stock plan services to employers. The agreement provides for FESCo to integrate WebMD’s employer product, Personal Health Manager, into the services it provides to clients. In addition, WebMD’s Personal Health Manager service will be rolled out to the Fidelity employee base.

PROPOSALS 2, 3 AND 4:

THE CHARTER AMENDMENT PROPOSALS

Background of and Reasons for the Charter Amendment Proposals

      Pursuant to our Eleventh Amended and Restated Certificate of Incorporation, our Board of Directors is permitted to establish preferred stock and determine the rights, preferences and privileges of such preferred stock. On March 19, 2004, we sold 10,000 shares of the Convertible Redeemable Exchangeable Preferred Stock for $100 million in a private transaction to CalPERS/ PCG Corporate Partners, LLC, a private equity fund managed by the Pacific Corporate Group and principally backed by California Public Employees’ Retirement System. In connection with our issuance of the Convertible Redeemable Exchangeable Preferred Stock, we filed a Certificate of Designations with the Delaware Secretary of State, designating 5,000,000 shares of preferred stock as the Convertible Redeemable Exchangeable Preferred Stock and setting forth its terms and provisions.

      During our negotiation of the terms of the Convertible Redeemable Exchangeable Preferred Stock, WebMD and CalPERS/ PCG Corporate Partners preliminarily came to an understanding that holders of this Preferred Stock would have the right to vote, together with holders of WebMD common stock, on matters that are put to a vote of holders of WebMD common stock, with holders of the Preferred Stock having the right to cast the number of votes that could be cast by a holder of the WebMD common stock into which the Preferred Stock would be convertible immediately prior to the record date for the vote. We also agreed that we would not, without the prior approval of holders of 75% of the shares of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock, create any other class or series of capital stock that ranks senior to the Convertible Redeemable Exchangeable Preferred Stock or create any class or series of WebMD capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock.

      Subsequent to reaching this understanding with CalPERS/ PCG Corporate Partners, we were advised by counsel that an amendment should be made to Article IV of our Eleventh Amended and Restated Certificate of Incorporation before these voting powers were granted. Specifically, counsel advised that, although the existing language of the Eleventh Amended and Restated Certificate of Incorporation permitting our Board of Directors to determine the rights, preferences and privileges of any new series of preferred stock seemed to be intended to permit the Board to provide such preferred stock with voting powers, an amendment, consisting of adding the word “powers” to the list of items that the Board can determine, should be effected prior to granting such voting powers. Consistent with this advice, we did not provide voting powers for the Convertible Redeemable Exchangeable Preferred Stock in the Certificate of Designations, and agreed with CalPERS/ PCG Corporate Partners to use our reasonable best efforts to amend the WebMD Charter to provide these voting powers and to provide that we would not take the actions described above without the prior consent of the holders of 75% of the shares of the Convertible Redeemable Preferred Stock. Proposal 2 seeks stockholder approval of an amendment to the WebMD Charter that would provide these voting powers and require us to obtain the approval of the holders of 75% of the shares of the Convertible Redeemable Preferred Stock with respect to the matters described above. Although we are obligated pursuant to the terms of our purchase agreement with CalPERS/ PCG Corporate Partners to obtain the consent of the holders of 75% of the Convertible Redeemable Exchangeable Preferred Stock to take the actions described above, we agreed with CalPERS/ PCG Corporate Partners to use our reasonable best efforts to amend the WebMD Charter to include these powers as a way of affording additional protection to CalPERS/ PCG Corporate Partners. In addition, although WebMD did not plan to issue additional shares of the Convertible Redeemable Exchangeable Preferred Stock above the original 10,000 shares, WebMD agreed with CalPERS/ PCG Corporate Partners to designate all the shares of preferred stock available for issuance under the WebMD Charter as the Convertible Redeemable Exchange Preferred Stock because WebMD had been advised by counsel that the authority of the Board to issue any other series, after the Convertible Redeemable Exchangeable Preferred Stock, was unclear under the existing language of the WebMD Charter.

Proposal 2

      Our Board of Directors has determined that it is advisable and in the best interests of WebMD to amend the WebMD Charter to provide that holders of the Convertible Redeemable Exchangeable Preferred Stock will have the right to vote, together with the holders of our common stock on an as-converted to common stock basis, on matters that are put to a vote of the holders of the common stock and to provide that WebMD will not, without the prior approval of holders of 75% of the shares of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock, create any other class or series of capital stock that ranks senior to the Convertible Redeemable Exchangeable Preferred Stock or create any class or series of capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock, as set forth in Annexes D and E to this Proxy Statement.

      Our Board of Directors unanimously recommends a vote “FOR” the approval of Proposal 2.

      Proposal 2 provides for an amendment to be made to Article IV of the Eleventh Amended and Restated Certificate of Incorporation to specifically provide that the Board of Directors may, in addition to determining the rights, preferences and privileges of any new series of preferred stock, also determine the “powers” of such preferred stock. In addition, Proposal 2 provides for a new section to be added to the Certificate of Designations of the Convertible Redeemable Exchangeable Preferred Stock to provide that holders of the shares of the Convertible Redeemable Exchangeable Preferred Stock will have the right to vote, together with holders of WebMD common stock, on matters that are put to a vote of holders of WebMD common stock, with holders of the Convertible Redeemable Exchangeable Preferred Stock having the right to cast the number of votes that could be cast by a holder of the WebMD common stock into which the Preferred Stock would be convertible immediately prior to the record date for the vote. This new section in the Certificate of Designations will also provide that WebMD will not, without the prior approval of holders of 75% of the shares of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock, create any other class or series of capital stock that ranks senior to the Convertible Redeemable Exchangeable Preferred Stock or create any class or series of capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock. Finally, Proposal 2 provides for the insertion, into Article IV of the Eleventh Amended and Restated Certificate of Incorporation, of a sentence reciting the total number of shares of capital stock of WebMD that the corporation is authorized to issue. The insertion of this sentence is intended to fulfill a formal requirement of Delaware law and will not result in any change in the total number of authorized shares of capital stock of WebMD from what is currently authorized.

      The Certificate of Designations provides that each share of the Convertible Redeemable Exchangeable Preferred Stock is convertible into the number of shares of common stock determined by dividing the original purchase price of a share of the Convertible Redeemable Exchangeable Preferred Stock, $10,000, by the conversion price, which is currently $9.40. There are 10,000 shares of the Convertible Redeemable Exchangeable Preferred Stock outstanding, which are currently convertible into 10,638,297 shares of WebMD common stock in the aggregate, or approximately 3.3% of the sum of the 312,548,771 shares of our common stock outstanding as of August 6, 2004 plus the 10,638,297 shares issuable upon such conversion. As a result, if Proposal 2 is approved, holders of the Convertible Redeemable Exchangeable Preferred Stock will have the right to cast an aggregate of 10,638,297 votes. The number of shares of common stock into which each share of the Convertible Redeemable Exchangeable Preferred Stock may be converted is subject to adjustment in certain circumstances and, as a result, the number of votes that the holders of the Convertible Redeemable Exchangeable Preferred Stock will have the right to cast is also subject to adjustment in these circumstances, which include stock splits, dividends, combinations of shares, recapitalizations or similar events affecting our outstanding common stock. There are no arrears in dividends or defaults in principal in respect of the Convertible Redeemable Exchangeable Preferred Stock.

      If our stockholders do not approve Proposal 2, we must make a one time payment of $250,000 to CalPERS/PCG Corporate Partners pursuant to the provisions of the purchase agreement entered into in connection with the sale of the Convertible Redeemable Exchangeable Preferred Stock. That is the sole remedy available to CalPERS/ PCG Corporate Partners if Proposal 2 is not approved.

      As more fully described above under “Proposals to be Considered at the Annual Meeting,” the adoption of the amendments contemplated by Proposal 2 is not conditioned upon approval of any other Proposal. However, the amendments contemplated by Proposals 3 and 4 will not become effective unless both of those Proposals and Proposal 2 are approved.

Proposals 3 and 4

      Our Board of Directors has determined that it is advisable and in the best interests of WebMD to amend the WebMD Charter as follows:

•	to reduce the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock from 5,000,000 to 10,000, as set forth in Annex E to this Proxy Statement (Proposal 3); and

•	to clarify the authority of WebMD’s Board of Directors to designate and authorize the issuance of one or more new series of preferred stock with voting powers by creating a new class of 4,990,000 shares of preferred stock describing such authority with specificity, as set forth in Annex E to this Proxy Statement (Proposal 4).

      Our Board of Directors unanimously recommends a vote “FOR” the approval of Proposals 3 and 4.

      Proposal 3 provides for amendments to both the Eleventh Amended and Restated Certificate of Incorporation and the Certificate of Designations of the Convertible Redeemable Exchangeable Preferred Stock to reduce the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock to 10,000, the amount currently outstanding. If these amendments are approved, we will not be able to issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock. Proposal 4 provides for amendments clarifying the authority of our Board of Directors to issue up to 4,990,000 shares of preferred stock from time to time in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Proposal 4 will amend Article IV of the WebMD Charter to specifically provide the Board of Directors with these rights.

      We have no plans, proposals or arrangements, written or otherwise, at this time to issue for any corporate purpose any of the shares of preferred stock that will be available for issuance if Proposals 3 and 4 are approved by our stockholders.

      The intent of the changes to the language of the WebMD Charter contemplated by Proposals 3 and 4 is to make explicit the authority that our Board of Directors was intended to have, under the existing language of the WebMD Charter, with respect to the issuance of preferred stock. However, our Board of Directors has determined not to exercise such authority except: (1) if Proposals 3 and 4 are approved or (2) based on an opinion of counsel that, with respect to any particular authorization of preferred stock, the Board may validly take such action. If approved, Proposals 3 and 4:

•	would not result in any change in the total number of authorized shares of capital stock of WebMD from what is currently authorized,

•	would not result in any change in the number of outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock, and

•	would not result in any change in the total number of authorized shares of all classes of preferred stock from what is currently authorized.

Conditions to the Effectiveness of Proposals 3 and 4

      The proposed amendments to the WebMD Charter are separated into Proposal 2, Proposal 3 and Proposal 4 to allow our stockholders to focus on each proposed change to the language of the WebMD Charter. However, adoption of the amendments proposed by each of Proposals 3 and 4 is conditioned on approval of both of those Proposals and upon approval of Proposal 2. Proposal 2 is not, however, conditioned upon approval of any other Proposal. This means that:

•	if our stockholders fail to approve any one of Proposals 2, 3 and 4, then none of the amendments to the WebMD Charter contemplated by Proposals 3 and 4 will become effective, even if our stockholders approve the other Proposals; and

•	the amendments to the WebMD Charter contemplated by Proposal 2 will, if Proposal 2 is approved, become effective even if one or both of Proposals 3 and 4 are not approved.

Effects of the Charter Amendment Proposals

      If Proposal 2 is approved, but either Proposal 3 or Proposal 4 (which are conditioned on each other and on Proposal 2), or both of them, are not approved, the effect will be that the WebMD Charter will be amended to provide that the holders of the shares of the Convertible Redeemable Exchangeable Preferred Stock will have the right to vote, together with holders of WebMD common stock, on matters that are put to a vote of holders of WebMD common stock, with holders of the Convertible Redeemable Exchangeable Preferred Stock having the right to cast the number of votes that could be cast by a holder of the WebMD common stock into which the Convertible Redeemable Exchangeable Preferred Stock would be convertible immediately prior to the record date for the vote. The Eleventh Amended and Restated Certificate of Incorporation also will be amended to provide that WebMD will not, without the prior approval of holders of 75% of the shares of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock, create any other class or series of capital stock that ranks senior to the Convertible Redeemable Exchangeable Preferred Stock or create any class or series of WebMD capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock. In addition, the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock would continue to be 5,000,000. We would have the ability to issue additional shares of the Convertible Redeemable Exchangeable Preferred Stock, but, because all of the shares of preferred stock authorized by our Eleventh Amended and Restated Certificate of Incorporation have been designated as Convertible Redeemable Exchangeable Preferred Stock, we would not be able to issue any other series or class of preferred stock.

      If approved, Proposals 3 and 4 would clarify, for purposes of future issuances of preferred stock, the authority of the Board of Directors to authorize the issuance of preferred stock in one or more series and with voting powers. The amendments to the WebMD Charter contemplated by Proposals 3 and 4 would achieve this by first reducing the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock to the number currently outstanding, as set forth in Proposal 3. Proposal 4 then adds to the WebMD Charter the language necessary to clarify, with respect to 4,990,000 shares of a new class of preferred stock, the authority of the Board of Directors with respect to future issuances. As a result, WebMD would be permitted to have outstanding up to a total of 5,000,000 shares of preferred stock, the same number as currently allowed. Accordingly, if all three Proposals are approved, the amendments to the WebMD Charter would have the following effects:

•	holders of the 10,000 shares of the Convertible Redeemable Exchangeable Preferred Stock will have the right to cast an aggregate of 10,638,297 votes on matters that are put to a vote of holders of WebMD common stock and have the class voting powers described above;

•	the number of authorized shares of the Convertible Redeemable Exchangeable Preferred Stock will be reduced from 5,000,000 to 10,000; and

•	4,990,000 shares of preferred stock will be available for issuance from time to time, in one or more series, with such designations, powers, preferences and rights (including any voting powers, dividend or interest rates, conversion prices, maturity dates and other terms) and for such purposes and consideration as our Board of Directors may approve.

      Although we have no plans, proposals or arrangements, written or otherwise, at this time to issue for any corporate purpose any of the shares of preferred stock that will be available for issuance if Proposals 3 and 4 are approved by our stockholders, our Board of Directors believes that clarifying the authority of the Board to authorize the issuance of one or more new series of preferred stock with voting powers provides us with more flexibility to address potential future financing needs and other corporate purposes, including implementation of strategic alliances and making acquisitions. No further vote of our stockholders would be required to issue new shares of preferred stock, except as provided under Delaware law or the rules of the NASD for Nasdaq National Market securities and except for the requirement that the approval of holders of at least 75% of the outstanding Convertible Redeemable Exchangeable Preferred Stock would be needed for the creation of capital stock that ranks senior to or on a parity with that Preferred Stock.

      It is not possible to state the actual effect of the authorization of any new series of preferred stock upon the rights of the holders of our common stock until our Board of Directors has specified the rights of a series of the preferred stock. However, the rights of any such series, if and when issued, might preclude or make difficult a merger or takeover, making WebMD a less attractive potential takeover candidate. Although our Board of Directors would make such a determination based on its judgment as to the best interest of stockholders, approval of Proposals 3 and 4 would clarify the Board’s authority to use preferred stock in a manner that could discourage an acquisition attempt or other transaction viewed favorably by the holders of a majority of our outstanding voting stock. This proposal is not part of a plan by the Board to adopt a series of amendments which may have an anti-takeover effect nor does the Board currently intend to propose any anti-takeover measures using preferred stock.

Federal Income Tax Consequences

      Approval of any or all of Proposals 2, 3 and 4 will not have any federal income tax consequences to the holders of either our common stock or the Convertible Redeemable Exchangeable Preferred Stock.

Accounting Treatment

      Approval of any or all of Proposals 2, 3 and 4 will not result in any change in our accounting treatment of the Convertible Redeemable Exchangeable Preferred Stock. We do not expect that the modifications to the Convertible Redeemable Exchangeable Preferred Stock that would be effected by these amendments would result in any other financial statement effects.

Forms of Certificate of Amendment

      If Proposal 2 is approved by our stockholders, or if all three of the Charter Amendment Proposals are approved by our stockholders, we plan to file a Certificate of Amendment to our Eleventh Amended and Restated Certificate of Incorporation. Included as Annex D to this Proxy Statement is the form that this Certificate of Amendment would take if Proposal 2 is approved by our stockholders, but either or both of Proposals 3 and 4 are not. Included as Annex E to this Proxy Statement is the form that this Certificate of Amendment would take if Proposals 2, 3 and 4 are all approved by our stockholders.

      Notwithstanding anything herein to the contrary, and notwithstanding stockholder approval of any of Proposals 2, 3 or 4, our Board of Directors may abandon any such amendment to the WebMD Charter prior to its effectiveness under applicable law.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      We expect to hold our 2005 Annual Meeting of Stockholders on June 16, 2005. Proposals that stockholders intend to present at that meeting must be received by us not later than February 16, 2005 if they are to be eligible for consideration for possible inclusion in WebMD’s Proxy Statement and form of proxy relating to that meeting, unless the date of the meeting is changed to a later one, in which case such proposals must be received a reasonable time before a solicitation is made. In addition, our Bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at an annual meeting, but not included in our Proxy Statement. For these nominations or other business to be properly brought before the meeting by a stockholder, the stockholder must provide written notice delivered to the Secretary of WebMD at least 60 days and not more than 90 days in advance of the annual meeting date, which notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing these matters. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to: Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361. If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not intended for inclusion in the Proxy Statement relating to that meeting, notice from the stockholder in accordance with the requirements in our Bylaws must be received by us no later than April 17, 2005, unless the date of the meeting is changed, in which case the notice must be received by us no later than the tenth day after the date on which we first announce the change.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2003 accompanies this Proxy Statement.

      We make available free of charge at www.webmd.com (in the “About WebMD” section) copies of materials we file with, or furnish to, the SEC. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” into this Proxy Statement certain information that we file with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this Proxy Statement. The information incorporated by reference in this Proxy Statement contains important business and financial information. In addition, information that we file with the SEC after the date of this Proxy Statement and prior to the date of the Annual Meeting will update and supersede the information contained in this Proxy Statement and incorporated filings. We incorporate by reference the following documents filed by us with the SEC (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed):

Our SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2003; filed on March 15, 2004, as amended on April 29, 2004
Quarterly Report on Form 10-Q	Filed on May 10, 2004
Quarterly Report on Form 10-Q	Filed on August 9, 2004

      Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. Statements contained in this Proxy Statement as to the contents of any contract or other document referred to in this Proxy Statement do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

      If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you may obtain any of them from us or through the SEC. You may request a copy of each document incorporated by reference in this Proxy Statement at no cost, by writing or calling us at the following address or telephone number:

WebMD Corporation

669 River Drive, Center 2
Elmwood Park, New Jersey 07407
Tel: (201) 414-2002
Attn: Investor Relations

      Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

MISCELLANEOUS

      Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than WebMD, we have relied upon information furnished by such person or contained in filings made by such person with the SEC.

      The material under the headings “Performance Graph,” “Report of the Audit Committee” (other than the description of the responsibilities of the Audit Committee in the first paragraph of that Report) and the “Report of the Compensation Committee” (other than the description of the responsibilities of the Compensation Committee in the first paragraph of that Report) shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that WebMD specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ANNEX A

WEBMD CORPORATION

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

AS ADOPTED ON FEBRUARY 27, 2004

A.     Purpose and Role

      1. General. The Audit Committee (the “Committee”) has been established by the Board of Directors (the “Board”) of WebMD Corporation (the “Corporation”) to oversee:

•	the accounting and financial reporting processes of the Corporation,

•	the audits of the Corporation’s financial statements, and

•	related matters, including administration of the Corporation’s Code of Business Conduct;

with such oversight responsibilities being delegated by the Board to the Committee to the full extent contemplated by the requirements applicable to audit committees of companies listed for quotation on the NASDAQ NMS under applicable law and under the listing standards of The NASDAQ Stock Market.

      2. Oversight Role. The Committee’s role is one of oversight, recognizing that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or professional certification as to the Corporation’s financial statements or the independent auditor’s work.

      3. Reporting Relationships; Retention Authority. The Corporation’s independent auditors shall report directly to the Committee and the Committee shall have the sole authority to appoint and terminate such independent auditors and to approve the amount of their compensation and shall have the authority to cause its payment by the Corporation. The Corporation’s internal audit function shall also report directly to the Committee. The Committee shall have the sole authority to appoint and terminate any outside parties retained by the Corporation to provide internal audit services and to approve the amount of their compensation and shall have the authority to cause its payment by the Corporation.

B.     Composition

      1. Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Corporation. Committee members shall serve until the earliest of their resignation or their replacement or removal by the Board in accordance with this Charter and the By-laws of the Corporation.

      2. Qualifications. Each member of the Committee shall, in the judgment of the Board, meet the following requirements (the “Independence Requirements”):

•	all independence requirements, under applicable law, for members of audit committees of companies listed for quotation on the NASDAQ NMS;

•	all applicable independence requirements of The NASDAQ Stock Market for members of audit committees of companies listed for quotation on the NASDAQ NMS; and

•	being free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee.

In addition, the following additional requirements (together with the Independence Requirements, the “Qualification Requirements”) shall also apply:

•	each member of the Committee shall, in the judgment of the Board, meet the basic financial literacy requirements, under applicable law, for members of audit committees of companies listed for quotation on the NASDAQ NMS;

•	each member of the Committee shall, in the judgment of the Board, meet the basic financial literacy requirements under applicable listing standards of the NASDAQ Stock Market for members of audit committees of companies listed for quotation on the NASDAQ NMS;

•	each member of the Committee must not have participated in the preparation of the financial statements of the Corporation (or any subsidiary of the Corporation) at any time during the three years prior to appointment as a member of the Committee;

•	at least one member of the Committee shall, in the judgment of the Board, have previous employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities (which member may be the one who is also an “audit committee financial expert” under applicable rules promulgated by the Securities and Exchange Commission); and

•	at least one member of the Committee shall, in the judgment of the Board, be an “audit committee financial expert” under the applicable rules promulgated by the Securities and Exchange Commission.

In the event that the Board determines that a member ceases to meet the Qualification Requirements applicable to individual members, the Board shall consider the removal and replacement of such member; provided, however, that the Board may, if necessary or appropriate in its judgment, appoint or retain Committee members in reliance on any available exceptions to any of the Qualification Requirements for the time period such exceptions are available. A failure by one or more Committee members to meet any of the Qualification Requirements (or of there to be an “audit committee financial expert” or a Committee member meeting other qualifications required one or more Committee members) shall not invalidate decisions made, or actions taken, by the Committee.

      3. Chair. A Chair of the Committee may be appointed by the Board or the Committee.

      4. Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board in accordance with the By-laws of the Corporation.

C.     Operations

      1. Meetings. The Committee shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least four times per year. Minutes of these meetings shall be kept and filed with the Secretary of the Corporation.

      2. Agenda; Reports. The Committee shall determine the agenda for its meetings. The Committee may invite other Board members, members of management and others to attend meetings and provide pertinent information and reports, as it deems necessary; provided, however, that the Committee members shall meet regularly with appropriate representatives of the Corporation’s independent auditors without any members of management present. Nothing in this Charter shall be construed to restrict the reliance by any member of the Committee, to the full extent permitted by law, on information, opinions, reports or statements presented to the Committee by any of the Corporation’s officers or employees, or other committees of the Board, or by any other person selected with reasonable care by or on behalf of the Corporation or the Committee as to matters the Committee member reasonably believes are within such other person’s professional or expert competence.

      3. Report to Board. The Committee shall report its actions and recommendations to the Board at the next Board meeting after each Committee meeting or, if so determined by the Committee, by distribution to the members of the Board of the minutes of a meeting, a unanimous written consent or other relevant documents.

D.     Authority and Responsibilities Delegated to the Committee

      1. The Committee shall assess the adequacy of this Charter and the procedures developed by the Committee to implement this Charter on at least an annual basis and shall submit any proposed amendments to this Charter that the Committee recommends be made to the Board for its approval.

      2. The Committee shall review with corporate management and the independent auditors:

•	the unaudited quarterly financial results prior to the release of earnings and/or the quarterly financial statements prior to filing or distribution;

•	the audited financial results for the year and the proposed footnotes to the financial statements prior to filing or distribution, including disclosures of related party transactions;

•	all major accounting policy matters involved in the preparation of interim and annual financial reports and any deviations from prior practice; and

•	the application of significant accounting and auditing policies, including new pronouncements, to the Corporation’s financial reports.

      3. In consultation with corporate management, the independent auditors, and the internal auditors, the Committee shall review the Corporation’s accounting procedures, internal controls, financial reporting processes and disclosure controls and procedures, and shall take such action with respect to any of those matters as the Committee may determine to be necessary or appropriate. The Committee shall annually obtain and review a report from the independent auditors, which shall be delivered prior to and within 90 days of the filing of the audit report with the SEC, which sets forth:

•	All critical accounting policies and practices used by the Corporation,

•	All alternative accounting treatments of financial information within GAAP related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the accounting firm, and

•	Other material written communications between the accounting firm and management.

      4. The Committee shall oversee the work of the independent auditors and evaluate their performance at least annually and shall receive and review:

•	a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	any other required reports from the independent auditor.

      5. At least annually, the Committee shall consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence, and obtain and review a report from, and discuss with, the independent auditor describing all relationships between the auditor and the Corporation.

      6. The Committee shall pre-approve, to the extent required by applicable law, all audit engagements and any permitted non-audit engagements and the related fees and terms with the independent auditors. The Committee may establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services. The Committee shall review with management and the independent auditors, at a time when the annual audit plan is being developed, the plan’s timing, scope, staffing, locations, foreseeable issues, priorities and procedures, and the engagement team.

      7. The Committee shall review with the independent auditors, on completion of the annual audit, their experience, any restrictions on their work, cooperation received, significant disagreements with corporate management, their findings and their recommendations. The Committee shall oversee the resolution of any disagreements between corporate management and the independent auditors. The Committee shall discuss with the independent auditors those matters required to be communicated to audit committees by the independent accountants in accordance with law and with professional standards applicable to the independent accountants.

      8. The Committee shall recommend to the Board, based on the reviews performed by the Committee, whether the annual financial statements should be included in the Annual Report on Form 10-K.

      9. The Committee shall oversee the Corporation’s internal auditing program, shall receive regular reports from the Corporation’s internal auditors regarding the results of their procedures and shall receive corporate management’s response and follow-up to those reports. The Committee shall evaluate the Corporation’s internal auditors, including any outside parties retained by the Corporation to provide internal audit services.

      10. The Committee shall review the Corporation’s policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Corporation and major legislative and regulatory developments which could materially impact the Corporation’s contingent liabilities and risks.

      11. The Committee shall review and monitor any programs or procedures that the Corporation has instituted to correct any control deficiencies noted by the independent auditors or the internal auditors in their reviews.

      12. The Committee shall oversee and confirm the rotation, in accordance with applicable law, of the lead audit partner of the independent auditors.

      13. The Committee shall establish policies with respect to hiring by the Corporation of current or former employees of its independent auditors.

      14. The Committee shall administer the Corporation’s Code of Business Conduct in accordance with its terms, shall construe all terms, provisions, conditions and limitations of the Code and shall make factual determinations required for the administration of the Code and, in connection with such administration shall:

•	establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

•	review with management proposed related party transactions (as such term is used in Item 404 of SEC Regulation S-K) and approve any such transactions the Committee determines to be appropriate for the Corporation to enter into.

      15. The Committee shall annually prepare a report to stockholders as required to be included in the Corporation’s annual proxy statement filed with the Securities and Exchange Commission.

      The foregoing list is not intended to be exhaustive, and the Committee shall, in addition, have such powers as may be necessary or appropriate in furtherance of the objectives set forth in this Charter or as may, from time to time, be delegated by the Board. The adoption of this Amended and Restated Charter shall not be construed to reduce any power or authority previously delegated to the Committee by the Board.

      The Committee shall have the power to delegate its authority to subcommittees or individual members of the Committee as it deems appropriate, to the full extent permitted under applicable law and applicable listing standards of The NASDAQ Stock Market; provided, however, that any decision made pursuant to the foregoing delegation of authority with respect to the Committee authority under Paragraph 6 of this Section D shall be presented to the Committee at its next regularly-scheduled meeting. In addition, the Committee shall have the power to delegate its authority to other members of the Board who meet the Independence Requirements as it deems appropriate, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation; provided, however, that in no event may it delegate its authority to such other members of the Board under Paragraphs 1 through 8 or Paragraph 15 of this Section D. The Committee shall have the power to delegate its authority under Paragraph 14 of this Section D with respect to administration of the Corporation’s Code of Business Conduct to the General Counsel of the Corporation, except with respect to the authority to amend the Code and to grant waivers to Corporation’s directors, executive officers and senior financial officers.

      The Committee shall have the power to conduct or authorize investigations into any matters within the scope of its responsibilities. The Committee shall have the power to retain consultants, accountants and other outside advisors to advise and assist it in any manner it deems appropriate. The Committee may also retain outside legal counsel, as it deems appropriate. The Committee shall have the sole authority to retain and terminate such consultants, accountants, advisors and counsel and to review and approve their fees and other retention terms and shall have the authority to cause the payment of such fees by the Corporation.

ANNEX B

WEBMD CORPORATION

COMPENSATION COMMITTEE CHARTER

AS ADOPTED ON FEBRUARY 27, 2004

A.	Purpose

      1. General. The Compensation Committee (the “Committee”) has been established by the Board of Directors (the “Board”) of WebMD Corporation (the “Corporation”) to determine the compensation arrangements of the executive officers of the Corporation, to assist the Board in providing oversight of the compensation programs applicable to other employees of the Corporation and to provide assistance and recommendations to the Board with respect to various other aspects of the Corporation’s compensation policies and practices and related matters.

      2. Equity Compensation Plans. The Committee has the authority under the Corporation’s existing equity compensation plans (and shall have the authority under any future equity compensation plans that so provide) to make awards in any form permitted under the respective plans.

B.     Composition

      1. Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Corporation. Committee members shall serve until the earliest of their resignation or their replacement or removal by the Board in accordance with this Charter and the By-laws of the Corporation.

      2. Qualifications. Each member of the Committee shall, in the judgment of the Board, meet the following requirements (the “Independence Requirements”):

•	all independence requirements, under applicable law, for members of compensation committees of companies listed for quotation on the NASDAQ NMS;

•	all applicable independence requirements of The NASDAQ Stock Market for members of compensation committees of companies listed for quotation on the NASDAQ NMS; and

•	being free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee.

In addition, each member shall, in the judgment of the Board, also meet the following additional requirements (together with the Independence Requirements, the “Qualification Requirements”):

•	being “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended); and

•	being “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) (“Section 162(m)”).

In the event that the Board determines that a member ceases to meet the Qualification Requirements, the Board shall consider the removal and replacement of such member; provided, however, that the Board may, if necessary or appropriate in its judgment, appoint or retain Committee members in reliance on any available exceptions to any of the Qualification Requirements for the time period such exceptions are available. A failure by one or more Committee members to meet any of the Qualification Requirements shall not invalidate decisions made, or actions taken, by the Committee.

      3. Chair. A Chair of the Committee may be appointed by the Board or the Committee.

      4. Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board in accordance with the By-laws of the Corporation.

C.     Operations

      1. Meetings. The Committee shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least twice per year. Minutes of these meetings shall be kept and filed with the Secretary of the Corporation.

      2. Agenda; Reports. The Committee shall determine the agenda for its meetings. The Committee may invite other Board members, members of management and others to attend meetings and provide pertinent information and reports, as it deems necessary; provided, however, that the Chief Executive Officer of the Corporation may not be present during voting or deliberations with respect to his or her own compensation arrangements. Nothing in this Charter shall be construed to restrict the reliance by any member of the Committee, to the full extent permitted by law, on information, opinions, reports or statements presented to the Committee by any of the Corporation’s officers or employees, or other committees of the Board, or by any other person selected with reasonable care by or on behalf of the Corporation or the Committee as to matters the Committee member reasonably believes are within such other person’s professional or expert competence.

      3. Report to Board. The Committee shall report its actions and recommendations to the Board at the next Board meeting after each Committee meeting or, if so determined by the Committee, by distribution to the members of the Board of the minutes of a meeting, a unanimous written consent or other relevant documents.

D.     Authority and Responsibilities Delegated to the Committee

      1. The Committee shall review and approve compensation arrangements for the Corporation’s Chief Executive Officer and other executive officers and shall have the authority to make any determinations and take any actions it determines to be necessary or appropriate in administering any such compensation arrangements.

      2. The Committee shall provide general oversight with respect to compensation policies relating to the Corporation’s other officers and employees and make recommendations to the Board for any changes to such policies that the Committee determines to be necessary or appropriate.

      3. The Committee shall review and approve compensation arrangements for non-employee directors in their capacity as directors and members of the standing committees of the Board. The Committee shall review and approve compensation arrangements for any non-employee directors who provide services to the Corporation other than in their capacity as directors.

      4. The Committee shall evaluate the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives.

      5. The Committee shall assist the Board in overseeing the development of executive succession plans.

      6. The Committee shall review the Corporation’s incentive compensation and equity compensation plans and recommend to the Board any changes in such plans that the Committee determines to be necessary or appropriate.

      7. The Committee shall administer the Corporation’s equity compensation plans and such other compensation plans as the Board may determine (the “Plans”) in accordance with their terms, shall construe all terms, provisions, conditions and limitations of the Plans and shall make factual determinations required for the administration of the Plans.

      8. The Committee shall oversee the Company’s policies on structuring compensation for executive officers to preserve tax deductibility and, as and when required, establish and certify the attainment of performance goals pursuant to Section 162(m).

      9. The Committee shall assess the adequacy of this Charter and the procedures developed by the Committee to implement this Charter on at least an annual basis and shall submit any proposed amendments to this Charter that the Committee recommends be made to the Board for its approval.

      10. The Committee shall produce a report on executive compensation as required to be included in the Corporation’s annual proxy statement filed with the Securities and Exchange Commission.

      The foregoing list is not intended to be exhaustive, and the Committee shall, in addition, have such powers as may be necessary or appropriate in furtherance of the objectives set forth in this Charter or as may, from time to time, be delegated by the Board. The adoption of this Charter shall not be construed to reduce any power or authority previously delegated to the Committee by the Board.

      The Committee shall, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation, have the power to delegate its authority to subcommittees or individual members of the Committee as it deems appropriate. In addition, the Committee shall have the power to delegate its authority to other members of the Board and to members of management as it deems appropriate, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation; provided, however, that in no event may it delegate its authority under Paragraphs 1, 3, 4, 6, 7 and 9 of this Section D.

      The Committee shall have the power to retain consultants, accountants and other outside advisors to advise and assist it in any manner it deems appropriate. The Committee may also retain outside legal counsel, as it deems appropriate. The Committee shall have the sole authority to retain and terminate such consultants, accountants, advisors and counsel and to review and approve their fees and other retention terms and shall have the authority to cause the payment of such fees by the Corporation.

ANNEX C

WEBMD CORPORATION

AMENDED AND RESTATED NOMINATING COMMITTEE CHARTER

AS AMENDED THROUGH FEBRUARY 27, 2004

A.     Purpose

      1. General. The Nominating Committee (the “Committee”) has been established by the Board of Directors (the “Board”) of WebMD Corporation (the “Corporation”) to assist the Board by actively identifying individuals qualified to become Board members and making recommendations to the Board regarding (a) the persons to be nominated by the Board for election as director at each annual meeting of stockholders, (b) appointments of directors to fill vacancies occurring between annual meetings and (c) appointments of directors to fill newly created directorships, if any, created by expansion of the size of the Board between annual meetings.

      2. Diversity. The Board believes that diversity is a critical attribute of a well-functioning board. It is the responsibility of the Nominating Committee to seek qualified candidates to fill vacancies on the Board that contribute distinctive and useful perspectives to governance that best serves the interests of the Company and its stockholders. The Committee shall advise the Board on matters of diversity, including gender, race, culture, thought and geography, and recommend, as necessary, procedures for achieving diversity of viewpoint, background, skills, types of experience, and areas of expertise on the Board.

B.     Composition

      1. Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Corporation. Committee members shall serve until the earliest of their resignation or their replacement or removal by the Board in accordance with this Charter and the By-laws of the Corporation.

      2. Qualifications. Each member of the Committee shall, in the judgment of the Board, meet the following requirements (the “Independence Requirements”):

•	all independence requirements, under applicable law, for members of nominating committees of companies listed for quotation on the NASDAQ NMS;

•	all applicable independence requirements of The NASDAQ Stock Market for members of nominating committees of companies listed for quotation on the NASDAQ NMS; and

•	being free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee.

In the event that the Board determines that a member ceases to meet the Independence Requirements, the Board shall consider the removal and replacement of such member; provided, however, that the Board may, if necessary or appropriate in its judgment, appoint or retain Committee members in reliance on any available exceptions to any of the Independence Requirements for the time period such exceptions are available. A failure by one or more Committee members to meet any of the Independence Requirements shall not invalidate decisions made, or actions taken, by the Committee.

      3. Chair. A Chair of the Committee may be appointed by the Board or the Committee.

      4. Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board in accordance with the By-laws of the Corporation.

C.     Operations

      1. Meetings. The Committee shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least once per year in advance of the Board’s nomination of directors for election at the Corporation’s annual meeting. Minutes of these meetings shall be kept and filed with the Secretary of the Corporation.

      2. Agenda; Reports. The Committee shall determine the agenda for its meetings. The Committee may invite other Board members, members of management and others to attend meetings and provide pertinent information and reports, as it deems necessary. Nothing in this Charter shall be construed to restrict the reliance by any member of the Committee, to the full extent permitted by law, on information, opinions, reports or statements presented to the Committee by any of the Corporation’s officers or employees, or other committees of the Board, or by any other person selected with reasonable care by or on behalf of the Corporation or the Committee as to matters the Committee member reasonably believes are within such other person’s professional or expert competence.

      3. Report to Board. The Committee shall report its actions and recommendations to the Board at the next Board meeting after each Committee meeting or, if so determined by the Committee, by distribution to the members of the Board of the minutes of a meeting, a unanimous written consent or other relevant documents.

D.     Authority and Responsibilities Delegated to the Committee

      1. The Committee shall establish and review with the Board the qualifications and characteristics that it determines should be sought with respect to individual Board members and the Board as a whole and shall review with the Board any changes thereto that it may, from time to time, determine to be appropriate. These qualifications and characteristics shall be designed to assist the Board in meeting the objectives set forth in Section A.2 of this Charter with respect to diversity.

      2. The Committee shall assess the adequacy of this Charter and the procedures developed by the Committee to implement this Charter on at least an annual basis and shall submit any proposed amendments to this Charter that the Committee recommends be made to the Board for its approval. This assessment shall include a review of procedures developed to assist the Board in meeting the objectives set forth in Section A.2 of this Charter with respect to diversity.

      3. In order to assist the Board in meeting the objectives set forth in Section A.2 of this Charter with respect to diversity, the Committee shall develop director search processes that identify qualified Board candidates both in the corporate environment as well as other enterprises, such as government, academia, private enterprise, complex non-profit organizations, and professions that serve them, such as accounting, human resources, and legal services. The search process will be designed so that candidates are not systematically eliminated from the search process due solely to background or organizational affiliation and so that each director search affirmatively seeks to include candidates with diverse backgrounds and skills.

      4. The Committee shall, in accordance with (a) the policies and principles set forth in this Charter and (b) the relevant requirements of applicable law and requirements applicable to companies listed for quotation on the NASDAQ NMS, identify and recommend to the Board

i. the persons to be nominated by the Board for election as director at each annual meeting of stockholders,

ii. persons to be appointed as directors to fill vacancies occurring between annual meetings, and

iii. persons to be appointed as directors to fill newly created directorships, if any, created by expansion of the size of the Board between annual meetings.

      5. The Committee shall review candidates for the Board recommended by stockholders pursuant to policies and procedures established by the Committee from time to time.

      6. The Committee shall consider whether to recommend to the Board increases or decreases in the size of the Board. The Committee shall consider whether to recommend to the Board (a) changes in the Board committee assignments of existing directors, (b) committee assignments for new directors and (c) the formation of additional Board committees.

      The foregoing list is not intended to be exhaustive, and the Committee shall, in addition, have such powers as may be necessary or appropriate in furtherance of the objectives set forth in this Charter, including the objectives set forth in Section A.2 of this Charter with respect to diversity, or as may, from time to time, be delegated by the Board. The adoption of this Amended and Restated Charter shall not be construed to reduce any power or authority previously delegated to the Committee by the Board.

      The Committee shall, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation, have the power to delegate its authority to subcommittees or individual members of the Committee as it deems appropriate.

      The Committee shall have the power to retain search firms or other advisors to identify director candidates. The Committee may also retain counsel or other advisors, as it deems appropriate. The Committee shall have the sole authority to retain and terminate such search firms, advisors or counsel and to review and approve their fees and other retention terms and shall have the authority to cause the payment of such fees by the Corporation.

ANNEX D

[Form of Certificate of Amendment if Proposal 2 is Approved by

WebMD Stockholders and Either or Both of Proposals 3 and 4 is Not Approved]*

CERTIFICATE OF AMENDMENT

OF
ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED,
OF
WEBMD CORPORATION

      WEBMD CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

      1. The Eleventh Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation, is hereby amended by deleting ARTICLE IV thereof and inserting the following in lieu thereof:

“This corporation is authorized to issue one class of stock to be designated “Common Stock” and another class of stock to be designated “Preferred Stock,” the rights, powers, preferences and privileges of which may from time to time be determined by the Board of Directors. The total number of shares of all capital stock that this corporation is authorized to issue is 905,000,000. The total number of shares of Common Stock that this corporation is authorized to issue is 900,000,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 5,000,000 with a par value of $0.0001 per share.”

      2. The Eleventh Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation, is hereby amended by adding a new section to the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation which reads as follows:

“15. Voting Rights.

The Company will not, without the prior approval of holders of 75% of the shares of Preferred Stock then outstanding, voting as a separate class, (i) issue any additional shares of Preferred Stock, (ii) create any other class or series of Capital Stock, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to rights upon liquidation, winding-up, dividends or dissolution of the Company or (iii) create any class or series of Parity Stock.

The shares of Preferred Stock shall have the right to vote, on an as-converted basis, on matters that are put to vote of holders of shares of Common Stock with such number of votes as the Holders shall have had the right to receive had such Holder converted its Preferred Stock into Common Stock immediately prior to the event date.”

      3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this           day of                     , 2004.

WEBMD CORPORATION

By:

Name:
Office:

*	In the Certificate of Designations of the Convertible Redeemable Exchangeable Preferred Stock and in the text of new Section 15 of that Certificate of Designations contained in this Certificate of Amendment, the term “Preferred Stock” is defined to mean the Convertible Redeemable Exchangeable Preferred Stock.

D-1

ANNEX E

[Form of Certificate of Amendment if Proposals 2, 3 and 4 Are All Approved by WebMD Stockholders]*

CERTIFICATE OF AMENDMENT

OF
ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED,
OF
WEBMD CORPORATION

      WEBMD CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

      1. The Eleventh Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation, is hereby amended by deleting ARTICLE IV thereof and inserting the following in lieu thereof:

“This corporation is authorized to issue one class of stock to be designated “Common Stock” and another class of stock to be designated “Preferred Stock,” the rights, powers, preferences and privileges of which may from time to time be determined by the Board of Directors, and another class of stock to be designated “New Preferred Stock”. The total number of shares of all capital stock that this corporation is authorized to issue is 905,000,000. The total number of shares of Common Stock that this corporation is authorized to issue is 900,000,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 10,000 with a par value of $0.0001 per share. The total number of shares of New Preferred Stock that the corporation is authorized to issue is 4,990,000 with a par value of $0.0001 per share.

The New Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of New Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “New Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title.

(b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the New Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(d) Dates at which dividends, if any, shall be payable.

(e) The redemption rights and price or prices, if any, for shares of the series.

(f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

(h) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or

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exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i) Restrictions on the issuance of shares of the same series or of any other class or series.

(j) The voting rights, if any, of the holders of shares of the series.”

      2. The Eleventh Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation, is hereby amended by decreasing the number of shares of Preferred Stock of the Corporation designated as Convertible Redeemable Exchangeable Preferred Stock as set forth in the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation from 5,000,000 shares to 10,000 shares.

      3. The Eleventh Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation, is hereby amended by adding a new section to the Certificate of Designations of Convertible Redeemable Exchangeable Preferred Stock of the Corporation which reads as follows:

“15. Voting Rights.

The Company will not, without the prior approval of holders of 75% of the shares of Preferred Stock then outstanding, voting as a separate class, (i) issue any additional shares of Preferred Stock, (ii) create any other class or series of Capital Stock, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to rights upon liquidation, winding-up, dividends or dissolution of the Company or (iii) create any class or series of Parity Stock.

The shares of Preferred Stock shall have the right to vote, on an as-converted basis, on matters that are put to vote of holders of shares of Common Stock with such number of votes as the Holders shall have had the right to receive had such Holder converted its Preferred Stock into Common Stock immediately prior to the event date.”

      4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this                     day of                     , 2004.

WEBMD CORPORATION

By:

Name:
Office:

*	In the Certificate of Designations of the Convertible Redeemable Exchangeable Preferred Stock and in the text of new Section 15 of that Certificate of Designations contained in this Certificate of Amendment: (a) the term “Preferred Stock” is defined to mean the Convertible Redeemable Exchangeable Preferred Stock; and (b) the term “Parity Stock” is defined to mean any capital stock of WebMD that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock as to rights upon liquidation, winding-up or dissolution of the WebMD and any warrants, rights, calls or options exercisable for or convertible into such capital stock of WebMD.

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WEBMD CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

September 23, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Andrew C. Corbin, Lewis H. Leicher and Charles A. Mele as proxies, each with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the 2004 Annual Meeting of Stockholders of WEBMD CORPORATION, to be held at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 on September 23, 2004 at 9:30 a.m., Eastern time, and at any adjournment or postponement thereof, on the matters set forth below and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

     WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

     Please date, sign and mail your proxy card in the envelope provided as soon as possible.

☒          Please mark your votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

FOR ALL
EXCEPT
			WITHHOLD	(See instructions
		FOR	AUTHORITY	below)
1.	To elect the persons listed below to each serve a three year term as a Class III director.	☐	☐	☐
Nominees: Mark J. Adler, M.D., and Herman Sarkowsky.
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the individual’s name in the list above.)
		FOR	AGAINST	ABSTAIN
2.	To approve amendments to WebMD’s Certificate of Incorporation to provide certain voting powers to the holders of Convertible Redeemable Exchangeable Preferred Stock and to insert a sentence reciting the total number of shares of all capital stock that WebMD is authorized to issue.	☐	☐	☐
3.	To approve amendments to WebMD’s Certificate of Incorporation to reduce the number of authorized shares of Convertible Redeemable Exchangeable Preferred Stock from 5,000,000 to 10,000. Proposal 3 is expressly conditioned upon the approval of Proposals 2 and 4 by stockholders, and will not be effective unless both Proposals 2 and 4 are also approved.	☐	☐	☐
4.	To approve amendments to WebMD’s Certificate of Incorporation to clarify the authority of WebMD’s Board of Directors to designate and authorize the issuance of new series of preferred stock with voting powers by creating a new class of 4,990,000 shares of preferred stock describing such authority with specificity. Proposal 4 is expressly conditioned upon the approval of Proposals 2 and 3 by stockholders, and will not be effective unless both Proposals 2 and 3 are also approved.	☐	☐	☐

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

Signature: ______________________________
Date: ____________________
Signature: ______________________________
Date: ____________________

NOTE:	Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a corporation, please print the full corporate name and the full title of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and the full title of the duly authorized person executing on behalf of the partnership.